EXHIBIT 10.1

         SECOND AMENDED AND RESTATED LICENSE AND DISTRIBUTION AGREEMENT


         This Second Amended and Restated License and Distribution Agreement (the "AGREEMENT" or "ARDA II") is entered into as of March 1, 1999 by and between Mallinckrodt Inc., a Delaware corporation with an address at 675 McDonnell Boulevard, Post Office Box 5840, St. Louis, Missouri 63134 ("MALLINCKRODT"), and Molecular Biosystems, Inc., a Delaware corporation with an address at 10030 Barnes Canyon Road, San Diego, California 92121 ("MBI"). This Agreement is effective when signed by the parties, except as provided in
SECTION 16.13.

RECITALS

         A. Mallinckrodt and MBI are parties to a Distribution Agreement dated as of December 7, 1988, as amended by an Agreement dated November 7, 1989 (the "ORIGINAL DISTRIBUTION AGREEMENT", and as amended and restated by an Agreement dated September 7, 1995 (as amended, "ARDA").

         B. Mallinckrodt and MBI entered into an Amendment No. 1 to ARDA on November 4, 1996 (the "NYCOMED TERRITORY AMENDMENT"), and an Amendment to the Nycomed Territory Amendment on November 4, 1996 (the "SUPPLEMENTAL LETTER").

         C. Under ARDA, as amended by the Nycomed Territory Amendment and the Supplemental Letter, Mallinckrodt acted solely as a distributor of MBI's products. The parties now desire that Mallinckrodt manufacture products formerly supplied to it by MBI.

         D. Mallinckrodt and MBI desire to amend and restate ARDA, as amended by the Nycomed Territory Amendment and the Supplemental Letter, to reflect this change in the commercial relationship between the parties through this Agreement, which Agreement supercedes those prior agreements between the parties.

         Now, therefore, in consideration of their mutual promises, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings specified below:

         1.01 ADDITIONAL TERRITORY shall mean all of the countries of the world except the countries included in the Territory , the Nycomed Territory and the countries represented by the Shionogi Territory.

         1.02 AFFILIATE shall mean with respect to a corporation, association, partnership, individual, trust or unincorporated organization, any other corporation, association, partnership, individual, trust or unincorporated organization that, directly or indirectly, controls, is controlled by or under common control with such corporation, association, partnership, individual, trust or unincorporated organization.

         1.03 AGGREGATE NET SALES, as used in SECTIONS 3.02F AND 4.02(b) of this Agreement, means the sum of Mallinckrodt's Net Sales of each Separate Product plus the net sales (calculated in the same manner as Mallinckrodt's Net Sales) of the Separate Product in question by Mallinckrodt's Affiliates.

         1.04 AGREEMENT shall mean this Second Amended and Restated License and Distribution Agreement ("ARDA II"), as amended from time to time.

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         1.05 ALBUNEX shall mean any product for medical applications, including all modifications and improvements related thereto, that is an "in vivo" contrast agent for ultrasound and echocardiography diagnostic imaging and (a) that is covered by or described in, or manufactured in accordance with a process covered by or described in, any patent or pending patent application included in APPENDIX 2, (b) that is functionally similar to a product included in (a) above and is currently in the possession or control (by license or otherwise) of MBI, (c) that could be made pursuant to any process referred to in (a) above, whether or not it is in fact made by that process, or (d) that consists of microbubbles or hollow microspheres made of a biocompatible material.

         The term "ALBUNEX" includes (but is not limited to) products consisting of sonicated albumin microspheres containing a perfluorocarbon in gaseous form and specifically includes the product consisting of sonicated albumin microspheres containing perfluoropropane which MBI has code-named "FS069" ("FS"), and which is being commercially sold under the trademark "OPTISON"-Registered Trademark-.

         1.06 ALBUNEX PRODUCT means each vial size of ALBUNEX manufactured for commercial sale for which the manufacturer assigns a separate identifying number. Each vial size of ALBUNEX manufactured for commercial sale shall be assigned a separate identifying number for each country in which vials of that size are sold or to be offered for sale. If a particular vial size is labeled in a manner that permits vials of that size to be sold in more than one country, a single identifying number shall be assigned in respect of all such countries.

         1.07 ASIAN TERRITORY means, collectively, the countries of Japan, Korea and Taiwan.

         1.08 AVERAGE SELLING PRICE means, for each Albunex Product which is sold during any calendar quarter, the quotient obtained by dividing (i) the Net Sales of that Albunex Product during the quarter by (ii) the number of vials of that Albunex Product shipped to purchasers during the quarter (including vials given away in order to provide a discounted purchase price and vials distributed as samples, but not including vials shipped at no charge for preclinical and clinical trials). The Average Selling Price for each Albunex Product which is labeled in a manner that permits vials of that product to be sold in more than one country shall be determined on a sales-weighted basis by taking into account the aggregate Net Sales of that Albunex Product in all such countries during the quarter (i.e., the Average Selling Price shall not be determined by averaging the Average Selling Price for each such country).

         1.09 CLINICAL REVIEW is defined in SECTION 2.16(1).

         1.10 CONFIDENTIAL INFORMATION shall mean (a) any data or information relating to ALBUNEX that is competitively sensitive material, and not generally known to the public, such as, but not limited to, product planning information, marketing strategies, sales estimates, business plans, and internal performance results relating to ALBUNEX; (b) any scientific or technical information, design, process, procedure, formula, or improvement relating to ALBUNEX that is commercially valuable and secret in the sense that its confidentiality affords the disclosing party a competitive advantage over its competitors, including without limitation, the manufacturing techniques, sources of raw material and composition of matter relating to ALBUNEX; and (c) all confidential or proprietary concepts, inventions, and information relating to ALBUNEX, including but not limited to know-how and trade secrets relating to ALBUNEX. Confidential Information includes without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, specifications, bills of material, equipment, prototypes and models relating to ALBUNEX, and any other tangible manifestation of the foregoing which now exist or come into the control or possession of the party.

         1.11 CONTRACT RESEARCH ORGANIZATION OR CRO shall mean a person or entity that assumes, as an independent contractor of a sponsor of a clinical trial, one or more of the obligations of the sponsor, including but not limited to, design of a protocol, selection of clinical sites, monitoring of investigations, evaluation of reports and preparation of materials to be submitted to the FDA or Foreign Equivalent Authorities.

         1.12 FIRST GENERATION PRODUCT means ALBUNEX with substantially the same specifications and other characteristics first approved and released for sale in the United States on October 17, 1994.

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         1.13 DR. FEINSTEIN means Steven B. Feinstein, M.D., or, as the context may require, his designee for payments under the Feinstein License.

         1.14 EFFECTIVE DATE is defined in SECTION 16.13.

         1.15 FDA shall mean the United States Food and Drug Administration, or any successor agency thereto.

         1.16 FEINSTEIN LICENSE means the License Agreement, dated as of November 5, 1986, as Restated on June 1, 1989, between MBI and Dr. Feinstein, and as amended by a letter agreement dated June 14, 1994 (relating to Dr. Feinstein's designation of a different payee for MBI's payments).

         1.17 FILL OPERATIONS means the act of filling vials and packaging OPTISON products.

         1.18 FORCE MAJEURE shall mean any act or occurrence beyond the reasonable control of a party that prevents its performance of any covenant or obligation under this Agreement including without limitation: (a) lightning, storms, earthquakes, landslides, flood, washouts, or other acts of God; (b) fires, explosions, or breakage of or accidents to plant, machinery, equipment, or storage; (c) shortage of necessary labor, strikes, lockouts, or other labor disturbances; (d) civil disturbances, sabotage, war, blockades, insurrections, vandalism, riots, or epidemics; (e) acts of any governmental agency or military authority; (f) unavailability of utilities or transportation; or, (g) any other cause, whether enumerated herein or otherwise, that is not reasonably within the control of the party claiming suspension, which by the exercise of due diligence, such party is unable to overcome. Notwithstanding the foregoing, the lack of finances for whatever reason shall in no event be, or be deemed to be, a cause beyond the party's control.

         1.19 FORECAST is defined in SECTION 2.05(b).

         1.20 FOREIGN EQUIVALENT AUTHORITIES shall mean the organization, body, or entity of any country outside the United States that performs functions equivalent to the functions performed by the FDA in the United States.

         1.21 INFOSON means ALBUNEX as developed by Nycomed as of the Effective Date, having the specifications previously approved for sale in the United Kingdom.

         1.22 JOINT STEERING COMMITTEE is defined in SECTION 2.16.

         1.23 KNOW-HOW shall mean complete information concerning ALBUNEX, including but not limited to (a) all Confidential Information of a technical nature relating to ALBUNEX, (b) all useful pre-clinical, clinical and other data respecting the safety and efficacy of ALBUNEX, (c) all the records of case histories of use, medical evaluations, submissions to and correspondence with the FDA and corresponding foreign agencies relating to ALBUNEX, and (d) all useful technical data and information, including but not limited to all documents and prototypes and models actually provided to Mallinckrodt by MBI, relating to formulas for and the manufacture, use or sale of ALBUNEX owned, controlled or licensed by MBI which is necessary to or helpful to (i) enable Mallinckrodt most efficiently to manufacture, use or sell ALBUNEX, or (ii) obtain any governmental approval to sell ALBUNEX.

         1.24 LAUNCH DATE shall mean October 17, 1994, which was the date that Mallinckrodt first released the First Generation Product to its sales force for commercial sale after the FDA issued its initial approval letter for ALBUNEX. (FOR HISTORICAL PURPOSES ONLY)

         1.25 LOSS shall mean any liability, loss, cost, damage, cost of settlement in connection with any claim of settlement, or actual expense reasonably incurred (including, without limitation, reasonable and appropriate attorneys' fees) sustained by the indemnified party, together with any related interest and penalties.

         1.26 MALLINCKRODT shall mean Mallinckrodt Inc., a Delaware corporation (which is the successor in interest to Mallinckrodt Medical, Inc. as a party to this Agreement).

         1.27 MANUFACTURING OPERATIONS shall mean all activities which are required to manufacture OPTISON so that it meets all legal requirements for sale in the Territory, the Additional Territory, or the Nycomed Territory.

         1.28 MANUFACTURING REVIEW is defined in SECTION 2.16(3).

         1.29 MARKETING REVIEW is defined in SECTION 2.16(2).

         1.30 MBI shall mean Molecular Biosystems, Inc., a Delaware corporation.

         1.31 MBI LICENSED PRODUCT shall mean any ultrasound contrast agent, the manufacture, use or sale of which is covered by any issued claim or claims of any unexpired patents within the Technology Rights as defined in Section 1.50.

         1.32 MBI'S MANUFACTURING OBLIGATIONS means MBI's manufacturing and delivery obligations and covenants in SECTIONS 2.02, 2.03, 2.04(b), (c), (d) AND (e), 2.06, 2.07, 2.09(c), 2.13 AND 6.02(i) AND (j).

         1.33 MBI TRADEMARKS shall mean the trademarks, including the registrations and applications therefor listed in APPENDIX 1, together with any other trademarks, registrations or applications similar to the "ALBUNEX(R)" mark.

         1.34 NDA shall mean with respect to any formulation or indication of ALBUNEX a New Drug Application as required to be filed with the FDA.

         1.35 NET SALES shall mean, for each Albunex Product, the aggregate gross sales in money of that Albunex Product by Mallinckrodt or its Affiliates to purchasers who are not Affiliates of Mallinckrodt, less the aggregate related (i) allowances for spoiled, damaged, out-of-date (under SECTION 2.04(e)), out-of-specification (in respect of specifications required by this Agreement), recalled or returned vials (if the spoilage, damage, being out-of-date or out-of-specification, recall or return is due to the fault of MBI during Phases 1 and 2), (ii) trade, quantity and cash discounts and rebates allowed, (iii) all sales, use and excise taxes and duties paid, and
(iv) transportation and handling charges paid. For any Net Sales in a currency other than United States dollars, the amount of such Net Sales shall be computed using the average of the daily exchange rates for the month of sale, as reported by Citibank or any other exchange rate reporting service or commercial source selected by Mallinckrodt and approved by MBI (which shall not unreasonably withhold its approval), provided that Mallinckrodt shall not select another reporting service or commercial source arbitrarily or for the purpose of gaining an exchange rate more favorable to it than the exchange rate reported by the Citibank.

         1.36 NYCOMED means Nycomed AS or its successor in interest under the Nycomed Agreement.

         1.37 NYCOMED AGREEMENT means the License and Cooperative Development Agreement dated as of December 31, 1987, between MBI and Nycomed AS, as amended by a Letter Agreement dated as of February 20, 1989, as amended by an Amendment dated as of June 15, 1989, and as amended by an Amendment No. 3 dated as of October 24, 1995.

         1.38 NYCOMED LICENSE AMENDMENT means Amendment No. 3 to the License and Cooperative Development Agreement, entered into by MBI and Nycomed AS as of October 24, 1995, pursuant to which MBI reacquired substantially all of Nycomed's ALBUNEX rights in the Nycomed Territory.

         1.39 NYCOMED TERRITORY means the "Territory" as defined in the Nycomed Agreement and as listed in APPENDIX II to the Nycomed Agreement (as APPENDIX II has been amended to include India).

         1.40 NYCOMED TERRITORY AMENDMENT means that Amendment No. 1 to ARDA entered into by Mallinckrodt Medical, Inc. and MBI on November 4, 1996.

         1.41 PHASE 1 for each country means the period beginning on the effective date of ARDA II and ending when the Joint Steering Committee shall determine, on a country-by-country basis, that Mallinckrodt's plant is validated to perform Fill Operations as that term is defined in SECTION 1.17.

         1.42 PHASE 2 for each country means the period beginning when Mallinckrodt's plant is validated to perform Fill Operations on a country-by-country basis and ending when the Steering Committee shall determine, on a country-by-country basis, that Mallinckrodt's plant is fully validated to perform all Manufacturing Operations related to the manufacture of OPTISON.

         1.43 PHASE 3 for each country means the period beginning when the Joint Steering Committee shall determine, on a country-by-country basis, that Mallinckrodt's plant is fully validated to perform all Manufacturing Operations related to the manufacture of OPTISON and continuing so long as Mallinckrodt has a right to manufacture ALBUNEX.

         1.44 PLAINTIFFS shall mean Alliance Pharmaceutical Corp., Bracco International BV, DuPont Pharmaceuticals, ImaRx Pharmaceutical Corporation, Nycomed, Sonus Pharmaceuticals, Inc. and Schering AG or any of their Affiliates or partners.

         1.45 PMA shall mean with respect to any formulation or indication of ALBUNEX a Pre-Market Approval submission as required to be filed with the FDA.

         1.46 PRODUCT LITERATURE shall mean the product literature for ALBUNEX developed pursuant to SECTION 2.10.

         1.47 PRODUCT SPECIFICATIONS shall mean the specifications for ALBUNEX to be supplied by MBI as in effect from time to time as provided in SECTION 2.02.

         1.48 SEPARATE PRODUCT is defined in SECTION 3.02D of the Nycomed Territory Amendment.

         1.49 SHIONOGI TERRITORY is defined as Japan, The Republic of China (Taiwan), and the Republic of South Korea, together with all their territories and possessions.

         1.50 TECHNOLOGY RIGHTS licensed pursuant to this Agreement shall mean all of the following:

         (a) Those patents and patent applications, if any, in the Territory, the Additional Territory and the Nycomed Territory, as currently set forth in APPENDIX 2, together with any patent which may be issued thereunder, and any divisional, continuation or continuation-in-part applications based thereon, and any patents resulting from any of said applications and any reissues, reexaminations or extensions based on any of such patents, and any equivalent patents and patent applications in countries of the Territory, the Additional Territory and the Nycomed Territory;

         (b) Any other patents or patent applications in countries of the Territory, the Additional Territory and the Nycomed Territory, or Know-how presently owned, controlled or licensed by, being developed or subsequently developed or acquired (under license or otherwise) by, MBI which relate directly to ALBUNEX and its manufacture or use; and

         (c) Any FDA applications and approvals held or owned by MBI to which Mallinckrodt is granted the right to reference pursuant to SECTION 2.01, including but not limited to INDs, NDAs, PMAs and IDEs.

         1.51 TECHNOLOGY TRANSFER COSTS are defined in SECTION 2.03(a).

         1.52 TECHNOLOGY TRANSFER PERIOD is defined in SECTION 2.03(a).

         1.53 TECHNOLOGY TRANSFER TEAM is defined in SECTION 2.03(A).

         1.54 TERRITORY shall mean all countries, territories and possessions located in North America, Central America or South America, excluding Greenland.


                                    ARTICLE 2

                             MANUFACTURE OF ALBUNEX

         2.01 REGULATORY MATTERS.

         (a) All applications submitted to the FDA (or Foreign Equivalent Authorities) relating to ALBUNEX shall be in compliance with all FDA's (or Foreign Equivalent Authorities') regulations and requirements. All activities necessary for the commercialization of ALBUNEX under this ARTICLE 2, including but not limited to pre-clinical and clinical trials, pre-marketing activities and pre-production activities, shall be conducted in a commercially reasonable manner and in accordance with accepted industry standards. Clinical trials and other studies shall be conducted in accordance with applicable FDA (or Foreign Equivalent Authorities') requirements and procedures, including but not limited to Good Laboratory Practices and Good Clinical Practices (as those terms are defined pursuant to industry standards).

         (b) Timing of the preparation and submission of all FDA (or foreign equivalent) applications shall be as mutually agreed by Mallinckrodt and MBI. Beginning on the Effective Date, Mallinckrodt will reimburse MBI for fees, expenses and charges MBI incurs with respect to all FDA or foreign equivalent applications for cardiac and radiological clinical trials for OPTISON. These expenses may include, but are not limited to, external fees, internal personnel costs and CRO costs ("CLINICAL EXPENSES"). Notwithstanding the foregoing, all Clinical Expenses (i) must be budgeted by MBI and such budgets must be reviewed and approved in advance by the Joint Steering Committee, (ii) will be billed monthly and reviewed and paid by Mallinckrodt within 45 days of receipt, and (iii) are subject to periodic audits by Mallinckrodt similar to the audit right given to MBI by SECTION 2.14(c). In addition to the budget MBI must prepare pursuant to SECTION 2.01(b)(i), MBI shall also prepare a 12 month rolling forecast of Clinical Expenses and submit such forecast to Mallinckrodt no later than the due date stated in Mallinckrodt's published forecast schedule.

         (c) Notwithstanding the first sentence of SECTION 2.01(b) and SECTIONS 2.01(d) AND (e), MBI shall, under the direction of the Joint Steering Committee and working in conjunction with employees of Mallinckrodt:

                  (1) complete the initial Phase III of the Human Clinical Trials for the indication of ALBUNEX specified in APPENDIX 4 (the First Generation Product). MBI shall file with the FDA an NDA or PMA application relating to the First Generation Product as soon as practicable; and [FOR HISTORICAL PURPOSES ONLY]

                  (2) implement or conduct activities necessary to obtain FDA approvals for (i) all cardiac indications of OPTISON, and (ii) all radiological indications of OPTISON.

         All FDA or foreign equivalent activities under this SECTION 2.01(c) are subject to the review and approval of the Joint Steering Committee. MBI shall include Mallinckrodt as an alternative manufacturing site in all relevant submissions and applications to the FDA. Mallinckrodt shall provide reasonable assistance to MBI in connection with any application or submission to the FDA by MBI pursuant to this SECTION 2.01(c), including but not limited to, NDA or PMA application relating, but not limited to, the First Generation Product. Mallinckrodt shall have the right to review and approve any application or submission to the FDA by MBI pursuant to this SECTION 2.01(c), including the NDA or PMA application or IDE ("INVESTIGATIONAL DEVICE EXEMPTION") for any formulation of ALBUNEX, prior to submission to the FDA, which approval shall not be unreasonably withheld or delayed. MBI shall also promptly take appropriate steps to enable Mallinckrodt to reference or otherwise have the benefit of all approvals and applications that MBI obtains or submits under this SECTION 2.01. Notwithstanding the foregoing, Mallinckrodt shall not transfer INDs, NDAs, PMAs or IDEs related to radiological indications to MBI. Following termination of this Agreement, Mallinckrodt shall have the continued right to (i) reference the applications,
(ii) file supplemental applications and (iii) use the applications in any other way that Mallinckrodt deems necessary, and MBI shall have the obligation to maintain all NDAs, PMAs and IDEs, for so long as Mallinckrodt continues to make or sell ALBUNEX.

         (d) Mallinckrodt shall be responsible for obtaining all FDA approvals and conducting any activities related thereto, including but not limited to pre-clinical and clinical trials, for any indication of ALBUNEX (other than those which MBI has or undertakes responsibility for pursuant to SECTION 2.01(c)) which Mallinckrodt determines, in its judgment after consultation with MBI, has a reasonable market opportunity to support the anticipated expenses associated with obtaining the FDA regulatory approvals for such indication. MBI shall provide reasonable assistance to Mallinckrodt in connection with any application or submission to the FDA by Mallinckrodt pursuant to this SECTION 2.01(d). MBI shall have the right to review and approve any application or submission to the FDA by Mallinckrodt pursuant to this SECTION 2.01(d) prior to submission to the FDA, which approval shall not be unreasonably withheld or delayed. Mallinckrodt shall include MBI as an alternative manufacturing site, as Mallinckrodt deems necessary or as required, in all relevant submissions and applications to the FDA. At MBI's request, Mallinckrodt shall also promptly take appropriate steps to enable MBI to reference or otherwise have the benefit of all approvals and applications that Mallinckrodt obtains or submits under this SECTION 2.01(d) in respect of all ALBUNEX developed by MBI, or jointly by MBI and Mallinckrodt, if and when MBI terminates this Agreement pursuant to SECTIONS 14.02(b), (d) OR (f).

         (e) Mallinckrodt shall be responsible for obtaining all approvals of any Foreign Equivalent Authorities in (i) any country in the Territory other than the United States of America and (ii) any country in the Additional Territory and the Nycomed Territory, and conducting any activities related thereto, including but not limited to preclinical and clinical trials, for any indication of ALBUNEX which Mallinckrodt determines, in its judgment after consultation with MBI, has a reasonable market opportunity in such country to support the anticipated expense associated with obtaining the applicable regulatory approvals for such indication. Mallinckrodt shall not be required to obtain any approval which Nycomed has obtained or which it is required to obtain under the Nycomed Agreement, if (i) Mallinckrodt is permitted by the applicable Foreign Equivalent Authorities to reference the approval or if it otherwise has or acquires the benefit of the approval and (ii) where the approval has not yet been obtained, Nycomed, is proceeding diligently to obtain the approval (as determined by Mallinckrodt in its judgment, after consultation with MBI). MBI shall provide reasonable assistance to Mallinckrodt in connection with any applicable application or submission by Mallinckrodt pursuant to this SECTION 2.01(e). MBI shall have the right to review and approve any application or submission to Foreign Equivalent Authorities by Mallinckrodt pursuant to this SECTION 2.01(e) prior to submission to Foreign Equivalent Authorities, which approval shall not be unreasonably withheld or delayed. Mallinckrodt shall include MBI as an alternative manufacturing site, as Mallinckrodt deems necessary or as required, in all relevant submissions and applications to Foreign Equivalent Authorities. At MBI's request (unless Mallinckrodt is prohibited by the Nycomed License Amendment), Mallinckrodt shall also promptly take appropriate steps to enable MBI to reference or otherwise have the benefit of all approvals that Mallinckrodt obtains or submits under this SECTION 2.01(e) in respect of all ALBUNEX developed by MBI, or jointly by MBI and Mallinckrodt, if and when MBI terminates this Agreement pursuant to SECTIONS 14.02(b), (d) OR (f).

         (f) MBI and Mallinckrodt shall promptly make available to the other all pharmacological, toxicological, and clinical data and reports, stability data, and similar information relating to any formulation or indication of ALBUNEX now or hereafter known to, or possessed, acquired or developed by MBI or jointly developed by MBI and Mallinckrodt.

         (g) Mallinckrodt shall have the right to participate in, and assist MBI with, all activities MBI is required to take under SECTION 2.01, including, but not limited to, preclinical and clinical trials, and to attend and participate in MBI meetings with the FDA.

         (h) All FDA cardiac and radiological approval activities (as delegated by the Joint Steering Committee) must be conducted under the supervision of MBI's Executive Vice President, Howard Dittrich, M.D., or such other persons acceptable to Mallinckrodt. Subject to Dr. Dittrich's oversight, all FDA radiological approval activities (as delegated by the Joint Steering Committee) shall be under the supervision of Rubin Sheng, M.D., or such other persons acceptable to Mallinckrodt. MBI will oversee the regulatory matters related to the clinical programs MBI is responsible to manage, for so long as MBI is managing such clinical programs. All other regulatory matters (as delegated by the Joint Steering Committee) shall be under the direction of James E. Keller of Mallinckrodt's Medical/Regulatory group or such other person as Mallinckrodt may designate, however, Mallinckrodt may, at its option, delegate some of these responsibilities to MBI. If Dr. Dittrich does not perform the responsibilities assigned to him by the Joint Steering Committee, then the Committee reserves the right, at its option, to withdraw such delegation of responsibilities and to reassign all such approval activities.

         2.02 PRODUCTS. During Phases 1 and 2, the products to be manufactured by MBI pursuant to this ARTICLE 2 may, from time to time, change as the parties agree to additional formulations of ALBUNEX to be manufactured by MBI pursuant to this ARTICLE 2, or as the parties agree to modify the specifications of ALBUNEX then manufactured by MBI pursuant to this ARTICLE 2 (collectively, the "SPECIFICATION CHANGES"). MBI and Mallinckrodt may make Specification Changes from time to time by both parties executing an amendment to APPENDIX 5. APPENDIX 5 contains the current specifications for ALBUNEX to be manufactured pursuant to this ARTICLE 2.

         2.03 MANUFACTURE. During Phases 1 and 2, and subject to SECTION 2.14(D), MBI shall manufacture ALBUNEX for, or supply ALBUNEX to, Mallinckrodt under the terms and conditions of this Agreement.

         (a) TECHNOLOGY TRANSFER. Beginning on the Effective Date, MBI and Mallinckrodt, through the Joint Steering Committee, will develop a plan to transfer all OPTISON manufacturing to a location controlled by Mallinckrodt as of an agreed date ("TECHNOLOGY TRANSFER PERIOD"). All costs of establishing the manufacturing facility, including but not limited to equipment, licensing and validation shall be borne by Mallinckrodt ("TECHNOLOGY TRANSFER COSTS"). MBI shall render reasonable assistance to Mallinckrodt in developing Mallinckrodt's Manufacturing Operations pursuant to the license granted in
SECTION 7.01(a). MBI shall assist Mallinckrodt at the latter's request and expense, including, but not limited to, reimbursement of MBI for travel expenses, direct labor costs of MBI personnel, equipment and any other related expenses that are approved through the budget process of the Joint Steering Committee. The persons from Mallinckrodt and MBI who are responsible for the transfer of technology from MBI to Mallinckrodt pursuant to this Section ("TECHNOLOGY TRANSFER TEAM") shall work closely together to establish reasonable purchasing policies, procedures and supply agreements with raw material vendors. All costs borne by Mallinckrodt pursuant to this Section, including those reimbursed to MBI, shall be included in Technology Transfer Costs and both parties shall keep appropriate records of such costs.

         (b) MBI MANUFACTURING EXPENSES. Beginning on the Effective Date and continuing during Phases 1 and 2, Mallinckrodt will reimburse MBI for all fully-allocated manufacturing expenses ("MBI MANUFACTURING EXPENSES"), including but not limited to, overhead, depreciation, direct materials, interest and technology support during the Technology Transfer Period. To qualify for reimbursement, MBI Manufacturing Expenses must be (i) budgeted by MBI and reviewed and approved in advance by the Joint Steering Committee, (ii) determined pursuant to Generally Accepted Accounting Principles ("GAAP"), with the exception that royalties paid and accelerated depreciation taken by MBI that would normally be includable in fully-allocated manufacturing expenses consistent with GAAP will not be reimbursed, (iii) incurred by MBI in manufacturing OPTISON for Mallinckrodt, and (iv) subject to verification and periodic audits by Mallinckrodt similar to the right of audit afforded MBI under SECTION 2.14(c). For purposes of subsection (ii) of this section, the amount of accelerated depreciation excluded from MBI Manufacturing Expenses shall be equal to the difference between (1) the accelerated depreciation actually taken by MBI pursuant to GAAP and (2) the normal depreciation MBI would have taken pursuant to GAAP assuming MBI had not taken accelerated depreciation. In addition to the budget prepared by MBI pursuant to SECTION 2.03(b)(i), MBI shall also prepare a 12 month rolling forecast of MBI Manufacturing Expenses and submit such forecast to Mallinckrodt no later than the due date stated in Mallinckrodt's published forecast schedule.

         (c) MBI MANUFACTURING DURING PHASES 1 AND 2; MALLINCKRODT MANUFACTURING DURING PHASE 3.

                  (1) PHASE 1. During Phase 1, MBI shall continue to manufacture OPTISON for Mallinckrodt for countries designated by the Joint Steering Committee and subject to the Product Specifications contained in APPENDIX 5.

                  (2) PHASE 2. During Phase 2, MBI shall manufacture OPTISON for Mallinckrodt for countries designated by the Joint Steering Committee and subject to the Product Specifications contained in APPENDIX 5, and shall ship it to Mallinckrodt in flex bags. Mallinckrodt shall perform Fill Operations.

                  (3) PHASE 3. During Phase 3, Mallinckrodt shall manufacture OPTISON subject to the limitations in SECTIONS 2.03(c)(1), (c)(2), (d) AND 2.05.

                  (4) CONCURRENT PHASES. Notwithstanding the foregoing, the phases noted in SECTIONS 2.03(c)(1)-(3) are only mutually exclusive within a particular country, as plant validation must be performed and market authorization must be secured on a country-by-country basis in the Territory, the Additional Territory and the Nycomed Territory.

         (d) MBI RETENTION OF MANUFACTURING RIGHTS. Mallinckrodt shall have the exclusive right and license to manufacture OPTISON in the Territory, the Additional Territory and the Nycomed Territory. Notwithstanding the foregoing, during Phases 1 and 2, MBI shall have the co-exclusive right to manufacture OPTISON in the Territory, the Additional Territory and the Nycomed Territory, but such manufacturing right shall only be exercised in order to manufacture for Mallinckrodt.

         (e) ALBUMIN. At Mallinckrodt's request after it becomes authorized to manufacture any Albunex Product under SECTIONS 2.03(c)(3) AND 7.01(a), MBI shall authorize its vendor to use a portion of the vendor's allocation of USP Human Serum Albumin to MBI to sell to Mallinckrodt for Mallinckrodt to manufacture the Albunex Product in question in the authorized quantities or to manufacture ALBUNEX as reasonably required in connection with Mallinckrodt's limited validated manufacturing.

         2.04 DUTIES OF MBI.  MBI shall:

         (a) Promptly inform Mallinckrodt of any clinical trials reasonably related to ALBUNEX approval and the results thereof and any problems in starting production, and subject to the consent of MBI, which consent shall not be unreasonably withheld or delayed, Mallinckrodt shall have the right to participate in and assist MBI with any MBI pre-production activities;

         (b) During Phases 1 and 2, establish and maintain, with Mallinckrodt's assistance, current Good Manufacturing Practices with respect to the manufacturing of ALBUNEX in compliance with the requirements of the FDA (or Foreign Equivalent Authorities) as such requirements shall be in effect from time to time;

         (c) During Phases 1 and 2, ship the quantities of Albunex Products ordered for the first two calendar quarters of each Forecast that Mallinckrodt provides to MBI pursuant to SECTION 2.05(b), for delivery during those quarters in a manner to assure product stability. MBI shall use its best efforts to deliver the quantities ordered during the particular months of each of those quarters as specified in the Forecast (but in any event shall deliver the quantities ordered for each such quarter no later than the last day of the quarter). In addition, MBI shall use best efforts to deliver amounts ordered prior to the first Forecast provided by Mallinckrodt;

         (d) During Phases 1 and 2, prepare and deliver to Mallinckrodt a complete and accurate documentation package (including current Good Manufacturing Practices documentation and copies of any filings with the FDA or corresponding foreign agencies in the Territory relating to ALBUNEX or MBI's facilities or processes used to manufacture ALBUNEX) concerning the development and manufacturing of ALBUNEX, name Mallinckrodt as an alternative manufacturing site in any and all appropriate submissions or applications, and update such package whenever any changes occur;

         (e) During Phases 1 and 2, provide with each shipment of ALBUNEX a quality certification substantially in the form of APPENDIX 6 certifying, among other things, the purity and quality of materials, compliance of ALBUNEX with the Product Specifications and compliance of the manufacturing process with current Good Manufacturing Practices. MBI shall also certify that all (i) vials included in the shipment during Phase 1 will have a remaining shelf-life, from the date of receipt by Mallinckrodt at the designated site for delivery (I.E., Mallinckrodt's designated warehouse or such other location as Mallinckrodt shall designate), at least equal to two-thirds of the shelf-life allowed by the FDA (or Foreign Equivalent Authorities) before the product is considered out-of-date and (ii) flex bags of each Albunex Product included in the shipment during Phase 2 will have a remaining shelf-life, from the date of receipt by Mallinckrodt at the designated site for delivery (I.E., Mallinckrodt's designated warehouse or such other location as Mallinckrodt shall designate), that allows Mallinckrodt sufficient time to complete the manufacturing process on the product in the flex bags;

         (f) Promptly forward to Mallinckrodt all inquiries and complaints it receives from any person or entity for ALBUNEX and provide Mallinckrodt with any reasonable assistance requested by Mallinckrodt in connection with complaints, quality issues or product recalls. Mallinckrodt and MBI shall establish procedures to provide MBI with the opportunity to obtain direct clinical responses from Mallinckrodt's customers, in the presence of Mallinckrodt representatives, regarding their satisfaction with ALBUNEX, understanding of and training in its use, perception of its clinical utility, and utilization rates. Mallinckrodt shall provide these opportunities to MBI at a minimum of four times per year through (among other possible means, and where considered appropriate by Mallinckrodt) attendance at meetings of Mallinckrodt's medical advisory boards, presence at Mallinckrodt focus groups and work in the field with Mallinckrodt sales or marketing representatives. MBI shall not contact Mallinckrodt's ALBUNEX customers for any reason whatsoever without the prior written consent of Mallinckrodt, except with respect to (i) products or services not contemplated by this Agreement, (ii) MBI's contacts with clinicians, experts and institutions in connection with MBI's preclinical and clinical activities and (iii) MBI's market research studies authorized under and subject to the limitations of this SECTION 2.04(f). In order to avoid potential confusion among customers about Mallinckrodt's exclusive distributorship, MBI shall not be an exhibitor of ALBUNEX at medical trade shows (for example, meetings of the American College of Cardiology, American Heart Association, American Institute of Ultrasound and Medicine, American Society of Echocardiography, and Radiological Society of North America) or regional hospital/physician-sponsored meetings. MBI may be an exhibitor of non-ALBUNEX products at these meetings (and its exhibit may indicate that MBI is the developer of ALBUNEX and manufacturer of ALBUNEX for Mallinckrodt to the extent MBI still manufactures for Mallinckrodt), and in any case, MBI may attend these meetings and present papers. In addition, MBI shall not conduct any advertising or promotional activities for ALBUNEX to Mallinckrodt customers. Mallinckrodt is responsible for market research for ALBUNEX, but MBI may undertake limited market research studies for the sole purpose of identifying desirable additional indications of ALBUNEX for clinical development. MBI may conduct such studies subject to the conditions that (i) MBI provides Mallinckrodt with copies of all interim and final reports and (ii) MBI does not single out known Mallinckrodt customers in conducting such studies;

         (g) Undertake to keep Mallinckrodt regularly and promptly informed of any and all significant medical, technical, legal, commercial or other matters of which it shall gain knowledge in connection with the manufacture or use of ALBUNEX or in connection with the sale of ALBUNEX in the Territory, the Additional Territory and the Nycomed Territory. MBI shall meet with Mallinckrodt periodically, but not less frequently than quarterly, to discuss such matters as well as any other matters related to ALBUNEX or MBI as reasonably requested by Mallinckrodt;

         (h) Provide Mallinckrodt (i) copies of all correspondence, reports and other written documents received by or provided by MBI under the Feinstein License, as amended, and (ii) prompt notice of any claim, controversy or dispute arising under or related to such License. MBI shall provide Mallinckrodt a copy of any proposed amendment or modification to the Feinstein License not less than 30 days prior to its disclosure to or oral discussion with Steven B. Feinstein, M.D., his attorneys or representatives. In the event that Mallinckrodt notifies MBI within 10 working days after receipt of such copy from MBI that Mallinckrodt, in its reasonable judgment, determines that the proposed amendment or modification is detrimental to Mallinckrodt, then MBI shall not amend or modify the Feinstein License without the prior written consent of Mallinckrodt which consent shall not be unreasonably withheld. MBI shall take all action necessary to preserve and maintain its rights and license under the Feinstein License;

         (i) Except after prior consultation with and the prior written consent of Mallinckrodt, which consent shall not be unreasonably withheld, not (a) take official or formal steps or make any public announcement to stop or suspend the sale and distribution of ALBUNEX, or (b) cancel or cause to be cancelled any necessary government authorizations regarding the use and distribution of ALBUNEX, in the Territory, the Additional Territory and the Nycomed Territory;

         (j) Cause members of key management of MBI to devote all necessary time and effort to the performance of MBI's obligations under this Agreement; and

         (k) Assist Mallinckrodt, upon its reasonable request, in complying with applicable laws and government regulations affecting the manufacturing, sale, use and distribution of ALBUNEX and which are not otherwise the responsibility of MBI as provided herein, provided that Mallinckrodt shall reimburse MBI for any fees paid to any governmental agency by MBI pursuant to a request under this
SECTION 2.04(k).

         2.05 DUTIES OF MALLINCKRODT.  Mallinckrodt shall:

         (a) Comply with applicable laws and governmental regulations affecting the sale and distribution of ALBUNEX, with the assistance of MBI, if so requested by Mallinckrodt;

         (b) During Phases 1 and 2, no later than the first business day of each calendar quarter, prepare a written four-quarter forecast by month (a "FORECAST") of Mallinckrodt's purchases of ALBUNEX during that calendar quarter and the next three calendar quarters. Each Forecast shall specify the quantities of each Albunex Product during Phase 1 and the quantities of flex bags of OPTISON during Phase 2 that Mallinckrodt estimates it will purchase each quarter of the Forecast, by month, and the Forecast for the first two calendar quarters of each Forecast shall be a firm order for those quarters, for delivery by MBI during those quarters in accordance with SECTION 2.04(c). In addition, no later than the first business day of the second and third months of each calendar quarter, Mallinckrodt shall prepare a written update of its forecast of purchases of ALBUNEX for the next 12 months. All Forecasts and updates shall be made in good faith and with due regard to known demand, market conditions and competitive factors;

         (c) Except as permitted by SECTIONS 2.03 AND 7.01(a), neither manufacture ALBUNEX nor purchase ALBUNEX from anyone other than MBI; provided MBI can supply such ALBUNEX as Mallinckrodt may need; and

         (d) Promptly forward to MBI reasonably detailed notice of all complaints that Mallinckrodt receives from its customers for ALBUNEX.

         2.06 SHIPMENT.

         (a) During Phases 1 and 2, MBI shall ship ALBUNEX in a commercially reasonable manner to Mallinckrodt sites, warehouses and freight forwarders in the United States of America and the possessions of the United States of America within the Territory, and, if commercially reasonable, on an isolated basis directly to Mallinckrodt customers, all as Mallinckrodt may from time to time designate. Costs of freight shall be treated in the same way as other MBI Manufacturing Expenses under SECTION 2.03(b).

         (b) During Phases 1 and 2, MBI shall not transport or ship any ALBUNEX until (i) MBI and Mallinckrodt shall have each obtained all applicable approvals, authorizations, and licenses of any required governmental agency or instrumentality for shipment (including, without limitation, any export or import licenses or approvals), and (ii) MBI and Mallinckrodt have complied with all applicable laws and regulations regarding the export, import, shipment, and labeling of ALBUNEX. Each party shall provide reasonable assistance to the other party in obtaining the necessary approvals, authorizations and licenses.

         2.07 F.O.B. During Phases 1 and 2, all shipments of ALBUNEX to Mallinckrodt shall be F.O.B. destination.

         2.08 REJECTION. During Phases 1 and 2, if any shipment of ALBUNEX manufactured by MBI is found by Mallinckrodt within a reasonable time after delivery to be defective in material or workmanship or otherwise not in conformity with the Product Specifications or other requirements hereof, Mallinckrodt in addition to any other rights which it may have under any warranties in this Agreement or otherwise, may reject and return such ALBUNEX at MBI's expense, which goods shall not be replaced without Mallinckrodt's prior written authorization. Mallinckrodt shall receive a credit against the payment of MBI Manufacturing Expenses in an amount equal to the cost to Mallinckrodt to produce the defective goods. Payment of MBI Manufacturing Expenses for the ALBUNEX shall not constitute acceptance of the products. ALBUNEX rejected by Mallinckrodt which utilizes any Mallinckrodt name, trade name, trademark, insignia, symbol, decorative design or evidence of Mallinckrodt's purchase or inspection shall have the same removed prior to any disposition by MBI. MBI shall indemnify Mallinckrodt from any claim, loss or damage arising out of any failure of MBI so to do.

         2.09 MALLINCKRODT TRADEMARKS.

         (a) MBI shall not have any right, title or interest in or to, and shall not in any respect use, the Mallinckrodt name or logo.

         (b) Mallinckrodt shall have the right to market and sell ALBUNEX (i) provided by MBI during Phases 1 and 2 , and (ii) manufactured by Mallinckrodt during Phase 3, under any trademark which Mallinckrodt, in its discretion after consultation with MBI, deems appropriate.

         (c) During Phase 1, the packaging for ALBUNEX provided by MBI to Mallinckrodt pursuant to this ARTICLE 2 shall be consistent with the packaging provided by MBI as of the Effective Date and shall include all product inserts. Mallinckrodt shall be responsible for all costs of additional packaging or re-packaging, if any, for shipment to customers.

         (d) All final packaging, including product inserts and labels, shall make appropriate reference to MBI including when Mallinckrodt manufactures ALBUNEX.

         2.10 PRODUCT LITERATURE. MBI shall provide to Mallinckrodt technical, performance and testing information, and any other such information as may reasonably be requested by Mallinckrodt to assist in the production of sales material, product inserts, packaging, user instructions or other similar items for ALBUNEX. Mallinckrodt shall provide MBI with representative samples of product promotional and sales literature prior to release.

         2.11 INSURANCE.

         (a) Prior to the Launch Date, MBI shall take out and maintain comprehensive general liability insurance, including products liability insurance, with minimum limits of $5,000,000 combined for bodily injury and property damage liabilities. Such insurance shall have both foreign and domestic coverage with the coverage applying worldwide regardless of where a claim is filed, except for the countries/territories of Cuba, Vietnam, Campuchea, Laos, North Korea and Outer Mongolia. MBI shall have the option to self-insure its obligations under this Agreement so long as MBI's net worth, as determined in accordance with generally acceptable accounting principles consistently applied, exceeds $50,000,000. MBI shall furnish a certificate of insurance or of self-insurance to Mallinckrodt evidencing the foregoing coverage and required limits of liability prior to the Launch Date. During Phases 1 and 2, in the event that any raw materials inventory, work-in-process inventory or finished goods inventory is destroyed prior to shipment from MBI's facilities, Mallinckrodt shall be entitled to (i) the replacement of such destroyed inventory or (ii) reimbursement of the MBI Manufacturing Expenses paid by Mallinckrodt that are related to such destroyed inventory from any insurance proceeds received by MBI.

         (b) Prior to the Launch Date, Mallinckrodt shall maintain comprehensive general liability insurance, including products liability insurance, with minimum limits of $5,000,000 combined for bodily injury and property damage liabilities. Such insurance shall have both foreign and domestic coverage with the coverage applying worldwide regardless of where a claim is filed, except for the countries/territories of Cuba, Vietnam, Campuchea, Laos, North Korea and Outer Mongolia. Mallinckrodt shall have the option to self-insure its obligations under this Agreement. Mallinckrodt shall furnish a certificate of insurance or of self-insurance to MBI evidencing the foregoing coverage and required limits of liability prior to the Launch Date.

         2.12 INSPECTION AND PAYMENT FOR SAMPLES AND RESEARCH AND TRIAL QUANTITIES.

         (a) During Phases 1 and 2, Mallinckrodt shall have the right during normal business hours to inspect (i) upon not less than 10 business days prior notice, MBI's business and financial records relating to the manufacture, use or sale of ALBUNEX in the Territory, the Additional Territory and the Nycomed Territory or any other obligation of MBI under this Agreement, and (ii) upon not less than 2 business days prior notice, MBI's facilities and operations, and any other scientific data and information relating to ALBUNEX, or the manufacture, use or sale of ALBUNEX in the Territory, the Additional Territory and the Nycomed Territory, in order to insure that ALBUNEX is being manufactured in compliance with current Good Manufacturing Practices and that the other terms and conditions of this Agreement are being met, provided, however, Mallinckrodt shall have the right to conduct such inspection without prior notice to MBI no more frequently than once per calendar quarter. Mallinckrodt's right of inspection shall not extend to MBI's business and financial records relating to the Nycomed Agreement.

         (b) During Phases 1 and 2, Mallinckrodt may, but shall not be obligated to, sample any shipment of ALBUNEX to verify the accuracy of MBI's certificate described in SECTION 2.04(e). During Phases 1, 2 and 3, in connection with the marketing and promotion of ALBUNEX, Mallinckrodt may, but shall not be obligated to, provide samples of ALBUNEX to customers or potential customers free of charge.

         (c) Mallinckrodt shall be obligated to pay MBI for any sample of ALBUNEX used for the purposes described in SECTION 2.12(b) on the same basis as any other ALBUNEX sold to Mallinckrodt under this Agreement.

         (d) Mallinckrodt may provide MBI with ALBUNEX during Phase 3 as approved by and on such terms as the Joint Steering Committee shall determine.

         2.13 ANALYSIS, QUALITY CONTROL, TESTING AND RELEASE. During Phase 1, MBI shall perform the final quality control testing, further processing, labeling of final containers, and final release on ALBUNEX. During Phase 2, MBI shall perform the final quality control testing, further processing, and labeling of flex bags of ALBUNEX. During Phase 2, Mallinckrodt shall perform labeling of final containers and final release on ALBUNEX. During Phase 3, Mallinckrodt shall perform the final quality control testing, further processing, labeling of final containers, and final release on ALBUNEX.

         2.14 REPORTS; PRICE/ROYALTY; AUDIT RIGHTS; FOREIGN CURRENCY; INTEREST ON LATE PAYMENTS.

         (a) Mallinckrodt shall deliver to MBI, within 45 days after the start of each calendar quarter, a true and accurate report of the Average Selling Price of each Albunex Product sold during the preceding calendar quarter. This report shall include all relevant details, including gross sales, all adjustments used to derive Net Sales and number of vials shipped to purchasers. In addition, Mallinckrodt shall provide MBI with monthly sales reports no later than 30 days after the end of each month. Each monthly sales report shall include, by Albunex Product, (i) the total number of vials sold by package configuration, and (ii) the amount of all Net Sales by month.

         (b) With respect to any calendar quarter, Mallinckrodt shall pay to MBI a royalty equal to the amount determined by multiplying the number of vials of each MBI Licensed Product sold by Mallinckrodt by of the Average Selling Price for such MBI Licensed Product during the calendar quarter in which the Product was sold. Mallinckrodt's royalty obligation under this SECTION 2.14(b) shall apply only to those MBI Licensed Products manufactured by MBI or Mallinckrodt under the terms of this Agreement (ARDA II), and shall continue through the expiration date of the last patent relating to ALBUNEX, on a country-by-country basis. Royalty payments shall be made in United States dollars and shall be due no later than 45 days following the end of the calendar quarter in which the sale was made. In the event that Mallinckrodt does not receive distributor sales data within 45 days of the end of the quarter, then Mallinckrodt will pay an estimated royalty based on its historical experience and will include an adjustment in the following quarterly payment to true-up such estimate.

         (c) Mallinckrodt shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of determining the amount to be paid under this Agreement. Mallinckrodt agrees, at the request of MBI and at MBI's expense, to permit an independent certified accountant selected by MBI and reasonably acceptable to Mallinckrodt, access upon at least 10 business days prior notice and no more than once a calendar quarter to such books of account for the purpose of verifying the reports described in SECTIONS 2.03(a) AND 2.14(a). Such accountant shall not be entitled to disclose any information relating to the business of Mallinckrodt except that which should be properly contained in any statement required in SECTIONS 2.03(a) AND 2.14(a).

         (d) Mallinckrodt shall inform MBI of Mallinckrodt's proposed initial pricing of each new Albunex Product. If the proposed initial price of any new Albunex Product is less than , or if the Average Selling Price of any existing Albunex Product is less than for two consecutive calendar quarters, Mallinckrodt may (i) if the Albunex Product in question is a new product, cancel or postpone launch of the commercial sale of that product, and (ii) if the Albunex Product in question is an existing product, cancel or suspend the commercial sale of that Albunex Product (in either case without being in breach or default under this Agreement or losing exclusivity as a result).

         (e) If any payment due under this Agreement is not paid in full when due, interest shall accrue on the unpaid amount from the date due until paid at a fluctuating rate equal at all times to the rate 2.0% above the rate the First National Bank of Chicago/BankOne publishes or announces as its prime or equivalent rate of interest.

         (f) Only one royalty shall be payable hereunder as to any particular MBI Licensed Product sold by Mallinckrodt or its Affiliates.

         2.15 FUNDING OF FURTHER ALBUNEX DEVELOPMENT.

         (a) Mallinckrodt shall pay MBI $20 million for the further development of ALBUNEX, as follows:

                  (1) $1 million on the first day of each of the four quarters (each of three calendar months), beginning with the quarter starting on the first day of the first calendar month beginning after the effective date of ARDA;

                  (2) $1.25 million on the first day of each of the next eight quarters, beginning with the quarter starting on the first anniversary of the first day of the first calendar month beginning after the effective date of ARDA; and

                  (3) $1.5 million on the first day of each of the next four quarters, beginning with the quarter starting on the third anniversary of the first day of the first calendar month beginning after the effective date of ARDA.

Consistent with the guiding principles described in SECTION 2.16(b), the Joint Steering Committee, by a unanimous vote of its members and written notice to Mallinckrodt, may direct the acceleration of these payments at any time by increasing the amount of the next payment or payments that Mallinckrodt is required to make and reducing the last payment that Mallinckrodt is otherwise required to make by the same amount as the aggregate increase (and if the aggregate increase exceeds the amount of the last payment that Mallinckrodt is required to make, reducing the amount of each prior payment in turn, beginning with the next-to-last payment that Mallinckrodt is required to make and proceeding in reverse chronological order, until the aggregate reductions equal the aggregate increase). Payment shall be made by wire transfer to an account designated by MBI. Mallinckrodt representatives on the Joint

Steering Committee shall not be required to (but may) vote in favor of any acceleration proposed by the MBI representatives on the Committee.

         (b) Mallinckrodt shall fund the clinical trials and research to be performed pursuant to SECTION 2.01, subject to the review and approval of the Joint Steering Committee. Mallinckrodt shall not provide any additional funds to MBI over and above the $20 million previously paid pursuant to SECTION 2.15(a) until MBI has included the new funds in a budget and such budgets have been approved by the Joint Steering Committee.

         (c) MBI shall keep true and accurate records of its expenditures described in SECTIONS 2.01, 2.03 AND 2.15(a) AND (b). Mallinckrodt shall have a right of audit regarding these expenditures similar in frequency and scope to the right of audit afforded MBI by SECTION 2.14(c).

         (d) MBI acknowledges that Mallinckrodt has previously made all of the payments that Mallinckrodt was required to make under SECTION 2.15(a). Mallinckrodt acknowledges that MBI has: (i) exhausted all amounts previously paid by Mallinckrodt under SECTION 2.15(a) and (ii) properly accounted for the expenditure of the amounts paid under SECTION 2.15(a) to Mallinckrodt's satisfaction.

         2.16 JOINT STEERING COMMITTEE. MBI and Mallinckrodt shall establish a joint steering committee (the "JOINT STEERING COMMITTEE"), which shall have three functions:

                  (1) to review, on a quarterly basis (or more frequently as requested by either party), clinical trial programs relating to the development and regulatory approval of ALBUNEX, with a particular emphasis on reviewing the budgeting, design, implementation and expenditures related to clinical trials and any Investigational Device Exemption or Investigational New Drug applications to the FDA (including related amendments and other ancillary filings) and corresponding filings with Foreign Equivalent Authorities ("CLINICAL REVIEW");

                  (2) to review, on a quarterly basis (or more frequently as requested by either party), the development and implementation of marketing plans, strategies and budgets in the Territory, the Additional Territory and the Nycomed Territory ("MARKETING REVIEW"); and

                  (3) during Phases 1 and 2 only, to review, on a quarterly basis (or more frequently as requested by either party), the operation, development and implementation of Mallinckrodt's Manufacturing Operations and to review budgets and expenditures related to MBI Manufacturing Expenses ("MANUFACTURING REVIEW").

         In respect of Clinical Review, the Committee is intended to provide a mechanism to enable the parties to share their expertise and concerns relating to clinical programs, regulatory affairs and cost-effectiveness and reimbursement issues, and shall have significant authority and flexibility in determining the staffing, task assignments, objectives, number, design and other features of clinical trials, with a view to maximizing the return on development costs and expediting commercialization. In respect of Marketing Review, the Committee is intended to provide a mechanism to enable the parties, consistent with the other provisions of this Agreement, to gather and share marketing and other information that will enable them to plan and implement marketing strategies designed to accomplish their mutual goals of (i) obtaining market leadership and maximizing distribution of ALBUNEX in the Territory, the Additional Territory and the Nycomed Territory, and in particular countries within each territory, and (ii) obtaining a superior return on their respective investments while balancing the expenses of marketing, advertising, selling and distribution against expected increases in sales and profits. In this regard, the parties recognize that market conditions in each territory, and in particular countries within each territory, are constantly changing, and that Marketing Review is intended to be a dynamic and continuing process. In respect of Manufacturing Review, the Committee is intended to provide a mechanism to monitor the progress and address any needs that may arise during the Technology Transfer Period and to ensure the cost effectiveness of MBI Manufacturing Expenses during Phases 1 and 2.

         The Committee shall consist of whatever number of MBI representatives and Mallinckrodt representatives are required to properly execute the duties of the Committee. Regardless of the number of members of the Committee, MBI and Mallinckrodt shall each have three votes on all matters, Four votes are sufficient to approve any action of the Committee. The parties shall give prompt written notice to one another of any changes in their respective representatives on the Committee, and representatives may designate an alternate representative to act in their capacity during their absence.

         The Committee has formerly adopted procedures to govern its activities substantially in the form described in APPENDIX 7. At the earliest possible date, the Committee shall prepare a charter to formalize and govern the duties, responsibilities and activities of the Committee and its members (the "CHARTER"). Until such time as the Charter is adopted, the procedures in APPENDIX 7 shall govern the Committee's activities. The Charter will be based on the procedures currently included in APPENDIX 7, but will be a living document separate and apart from this Agreement and consistent with its principles, and such Charter may be amended or modified from time to time at the Committee's discretion.

         (a) The Joint Steering Committee shall have the broad authority to specify the clinical trials and other activities required to be performed under
SECTION 2.01(c), and MBI shall not make any expenditure under that Section without the Committee's prior authorization. In connection with the quarterly review process performed pursuant to SECTION 2.16(1), wherein the Joint Steering Committee reviews and assesses the progress of the clinical trials, the Committee shall have the right to amend or modify previously approved budgets or to completely withdraw funding for any clinical trials, if it appears to the Committee that such clinical trials are likely to result in an unfavorable outcome.

         (b) The Joint Steering Committee's decisions shall be guided by the following principles, emphasizing both quality and speed:

                  (1) it is very important to bring a product to market in the shortest possible time consistent with the prevailing regulatory climate (but the quality of the clinical program, including clinical utility and cost-effectiveness, is equally important);

                  (2) it is important that clinical studies are conducted and their results presented in a thorough, well-organized and professional manner;

                  (3) the Committee's decisions should be made with a sense of urgency consistent with the prevailing regulatory climate, applying the standard of a prudent businessman who has a lead over his competitors and wants to maintain that lead, and with a view towards operating by consensus and in a manner intended to emphasize partnership and a commonality of interests; and

                  (4) it is important to achieve the broadest possible market penetration in each significant market at the earliest possible date, consistent with a responsibly conducted product launch. However, the cost of market penetration must be balanced against potential near term and long term sales and revenues.

         (c) In the event of a dispute over a matter for which the parties have an equal number of votes, MBI and Mallinckrodt shall attempt to resolve the dispute informally in light of the guiding principles in SECTION 2.16(b). If MBI and Mallinckrodt are unable to resolve the dispute, they shall each designate as a referee an unaffiliated person with senior-level credentials in the medical, scientific, clinical and administrative areas relevant to the Committee's activities, and the two referees shall attempt to resolve the dispute. If they are unable to do so within a reasonable period, they shall jointly appoint a third person with similar qualifications to act as an arbitrator. In reaching a decision, the arbitrator shall take into account such matters as he considers appropriate, and may require the parties to provide a written statement or oral presentation in support of their respective positions. The arbitrator's decision shall be binding on MBI and Mallinckrodt. During the pendency of the dispute, Mallinckrodt shall not withhold (and neither the referees nor any arbitrator appointed by them shall have authority to excuse or delay) any payments due from Mallinckrodt to MBI under this Agreement. MBI and Mallinckrodt shall each pay the fees and expenses of its own referee and one-half of the fees and expenses of any arbitrator that the two referees appoint.

         (d) In the event of a dispute over a matter relating to Marketing Review that cannot be resolved by the Committee, MBI and Mallinckrodt shall attempt to resolve the dispute informally in light of the guiding principles in
SECTION 2.16(b).

         (e) The authority of the Joint Steering Committee in respect of Clinical Review shall continue indefinitely but shall cease upon 30 days' prior written notice from Mallinckrodt or MBI to the other given at any time after the latest of: (i) the date that ALBUNEX is approved for sale in both the United States and in the European Union for an intravenous myocardial perfusion indication; (ii) the date that ALBUNEX is approved for sale in the United States and in the European Union for a radiology indication or (iii) the date that Mallinckrodt ceases to be the exclusive distributor, sales representative and licensee for ALBUNEX sold in and throughout any territory (except for sub-distributors appointed by Mallinckrodt or an Affiliate of Mallinckrodt). The authority of the Joint Steering Committee in respect of Marketing Review shall continue indefinitely but shall cease in respect of Marketing Review for any territory on the date that Mallinckrodt ceases to be the exclusive distributor and sales representative for ALBUNEX sold in and throughout that territory (except for sub-distributors appointed by Mallinckrodt or an Affiliate of Mallinckrodt). The authority of the Joint Steering Committee in respect of Manufacturing Review shall cease, on a territory by territory basis, at the time the manufacturing for such territory enters Phase 3.

         2.17 ADDITIONAL PAYMENTS. Mallinckrodt shall make the following payments to MBI:

         (a) $3 million on the date when the Nycomed Territory Amendment becomes effective, and MBI acknowledges that Mallinckrodt has previously made this payment; and

         (b) $4 million upon the first commercial sale of ALBUNEX in Germany by Mallinckrodt or an Affiliate of Mallinckrodt for an approved intravenous myocardial perfusion indication, and in this regard, Mallinckrodt shall take all necessary and appropriate steps to achieve approval at the earliest possible date for the sale in Germany of ALBUNEX for such an indication; provided, however, that Mallinckrodt retains the right, based on commercially reasonable factors, to determine, in a commercially reasonable manner, the appropriate launch date for ALBUNEX in Germany.

                                    ARTICLE 3

                               DISTRIBUTION RIGHTS

         3.01 APPOINTMENT AS DISTRIBUTOR AND SALES REPRESENTATIVE. MBI hereby appoints Mallinckrodt, and Mallinckrodt hereby accepts appointment as the exclusive distributor and exclusive sales representative for ALBUNEX to be sold in and throughout the Territory, the Additional Territory and the Nycomed Territory. Subject to SECTION 14.03, the appointment pursuant to this SECTION
3.01 is non-cancelable during the term of this Agreement.

         3.02 NYCOMED TERRITORY AMENDMENT.

         3.02A IDENTIFICATION. This Section constitutes the "Nycomed Territory Amendment" as that term is defined in SECTION 1.40. As of the November 4, 1996, Mallinckrodt's appointment in SECTION 3.01 as the exclusive distributor and exclusive sales representative for ALBUNEX to be sold in and throughout the Nycomed Territory, and all of the other provisions relating to the parties' respective rights and duties in the Nycomed Territory, were effective.

         3.02B UPFRONT PAYMENT. Pursuant to SECTION 3.1 of the Nycomed License Amendment, MBI paid $700,000 to Nycomed upon the parties' execution of the Nycomed License Amendment, and pursuant to SECTION 3.2 of the Nycomed License Amendment, MBI paid an additional $2 million to Nycomed on or about March 31, 1996. On December 17, 1996, Mallinckrodt paid $2.7 million to MBI by wire transfer.

         3.02C MILESTONE PAYMENTS. SECTIONS 3.02C(a) AND (b) provide that Mallinckrodt shall pay to MBI "$3 million on the date when the Nycomed Territory Amendment [I.E., this Amendment] becomes effective" and "$4 million upon the first commercial sale of ALBUNEX in Germany by Mallinckrodt ... for an approved intravenous myocardial perfusion indication ...." SECTION 3.3 of the Nycomed
License Amendment provides that MBI shall pay to Nycomed "45 % of any amounts in excess of $2,700,000 received by MBI in either up-front, milestone or similar payments from third parties" in consideration for MBI's grant of ALBUNEX rights in the Nycomed Territory. The payments that Mallinckrodt is required to make pursuant to SECTIONS 3.02C(a) AND (b) will constitute "amounts in excess of $2,700,000" for purposes of SECTION 3.3 of the Nycomed License Amendment.
Accordingly:

                  (a) on December 17, 1996, Mallinckrodt shall pay $3 million to MBI by wire transfer, pursuant to SECTION 2.17(a);

                  (b) on or before January 16, 1997, Mallinckrodt shall pay $1.35 million (or 45% of $3 million) to Nycomed in satisfaction of Nycomed's claims under SECTION 3.3 of the Nycomed License Amendment in respect of Mallinckrodt's payment of $3 million to MBI pursuant to
         SECTION 2.17(a);

                  (c) within five days after the date of the first commercial sale of ALBUNEX in Germany by Mallinckrodt or an Affiliate of Mallinckrodt which is specifically approved for an intravenous myocardial perfusion indication, Mallinckrodt shall pay $4 million to MBI pursuant to SECTION 2.17(b); and

                  (d) within 30 days after the date of the first commercial sale of ALBUNEX in Germany by Mallinckrodt or an Affiliate of Mallinckrodt for an approved intravenous myocardial perfusion indication, Mallinckrodt shall pay $1.8 million (or 45% of $4 million) to Nycomed in satisfaction of Nycomed's claims under SECTION 3.3 of the Nycomed License Amendment in respect of Mallinckrodt's payment of $4 million to MBI pursuant to SECTION 2.17(b); provided, however, that Mallinckrodt retains the right, based on commercially reasonable factors, to determine the appropriate launch date for ALBUNEX in Germany.

MBI acknowledges that Mallinckrodt has previously made the payments that Mallinckrodt was required to make under SECTIONS 3.02C(a) AND (b).

         3.02D ROYALTIES TO NYCOMED. SECTION 3.5 of the Nycomed License Amendment provides that, for the remaining term of the Nycomed License Amendment, MBI shall pay Nycomed a royalty of 2.5% on the first $30 million of the Net Selling Price of Licensed Products sold in the Nycomed Territory each year and 3.5% on the Net Selling Price of Licensed Products on sales in excess of $30 million each year (as "Net Selling Price" is defined in SECTION 3.5.1 of the Nycomed License Amendment and "Licensed Product" is defined in SECTION I.B of the Nycomed Agreement). SECTION 3.5 of the Nycomed License Amendment also provides that "[a] separate royalty shall be payable in respect of each Licensed Product." For purposes of this Amendment, the following products shall be considered separate Licensed Products ("SEPARATE PRODUCTS"): (i) Infoson; (ii) the First Generation Product and any substantially similar formulation; (iii) FS and any substantially similar formulation; and (iv) any other formulation of ALBUNEX which is not substantially similar to Infoson, the First Generation Product or FS. Mallinckrodt shall pay to MBI, for payment to Nycomed, the following royalty on Net Sales of ALBUNEX in the Nycomed Territory:

                  (a) a royalty of 1.5% (= 2.5% x 0.60) on the first $30 million of Net Sales of each Separate Product each calendar year; and

                  (b) a royalty of 2.1% (= 3.5% x 0.60) on Net Sales of each Separate Product each calendar year in excess of $30 million.

Royalties payable under this SECTION 3.02D shall be paid pursuant to the procedures in SECTION 2.14.

         3.02E    SHIPMENT. During Phase 1, MBI shall ship ALBUNEX for sale
in the Nycomed Territory in a commercially reasonable manner from MBI's warehouse to any one site in the Nycomed Territory designated by Mallinckrodt. Costs of shipping and labeling shall be treated in the same way as other MBI Manufacturing Expenses under SECTION 2.03(b). Title to the product shipped shall pass to Mallinckrodt upon shipment from MBI's warehouse, however, Mallinckrodt retains the right to reject any shipment after receipt that does not conform to Product Specifications.

         3.02F    SURVIVAL OF ROYALTY AND OTHER OBLIGATIONS.

         (a) If MBI exercises its rights under SECTIONS 9.01(a) OR (b):

                  (l) Mallinckrodt's royalty obligation to MBI pursuant to
         SECTION 3.02D shall be considered modified to provide for a payment to MBI, in respect of each Separate Product, of a percentage of the royalty due to Nycomed under Section 3.5 of the Nycomed License Amendment in respect of that Separate Product. This percentage shall be equal to the product of (i) the quotient obtained by dividing Mallinckrodt's Net Sales of the Separate Product by the Aggregate Net Sales of the Separate Product multiplied by (ii) 100. The parties shall report their respective portions of the Aggregate Net Sales of each Separate Product to one another for purposes of calculating the applicable percentage under this SECTION 3.02F(a)(1).

                  (2) Mallinckrodt's royalty obligation to MBI pursuant to
         SECTION 4.03(c), shall survive and continue, for as long as a royalty remains payable by MBI under Section 5.2 of the Feinstein License, except that Mallinckrodt's payments to MBI shall be the entire amount of the royalty due to Dr. Feinstein under SECTION 5.2(b) of the Feinstein License in respect of Licensed Products (as "Licensed Products" defined in SECTION 1.2 of the Feinstein License) manufactured and sold by Mallinckrodt in the Nycomed Territory.

         (b) If this Agreement terminates following notice from Mallinckrodt pursuant to SECTIONS 14.02(b), (c), OR (e), then in addition to the other effects described in SECTION 14.03:

                  (1) Mallinckrodt's royalty obligation to MBI pursuant to
         SECTION 3.02D shall survive and continue, for as long as a royalty remains payable by MBI under Section 3.5 of the Nycomed License Amendment, except that until the latest of (i) or (ii) termination of this Agreement, the royalty payable by Mallinckrodt on Net Sales of ALBUNEX in the Nycomed Territory shall be:

                           (a) 1.5% on the first $30 million of Net Sales of
                  each Separate Product for each calendar year; and

                           (b) 2.1% on Net Sales of each Separate Product for
                  each calendar year in excess of $30 million.

         After such date, Mallinckrodt shall pay MBI a percentage of the royalty due to Nycomed under Section 3.5 of the Nycomed License Amendment in respect of each Separate Product. For each Separate Product, this percentage shall be equal to the product of (i) the quotient obtained by dividing Mallinckrodt's Net Sales of the Separate Product by the Aggregate Net Sales of the Separate Product multiplied by (ii) 100. The parties shall report their respective portions of the Aggregate Net Sales of each Separate Product to one another for purposes of calculating the applicable percentage under this Section.

                  (2) Mallinckrodt's royalty obligation to MBI pursuant to
         SECTION 4.03(c), shall survive and continue, for as long as a royalty remains payable by MBI under Section 5.2 of the Feinstein License, except that Mallinckrodt's payments to MBI shall be the entire amount of the royalty due to Dr. Feinstein under 5.2(b) of the Feinstein License in respect of Licensed Products (as "Licensed Products" defined in Section 1.2 of the Feinstein License) manufactured and sold by Mallinckrodt in the Nycomed Territory.

         (c) If this Agreement terminates following notice from MBI pursuant to Sections 14.02(b), (d), OR (f), then in addition to the other effects described in SECTION 14.03:

                  (1) Mallinckrodt's royalty obligation to MBI pursuant to
         SECTION 3.02D shall survive and continue, for as long as a royalty remains payable by MBI under Section 3.5 of the Nycomed License Amendment, except that Mallinckrodt's payments to MBI shall be a percentage of the royalty due to Nycomed under Section 3.5 of the Nycomed License Amendment in respect of each Separate Product. For each Separate Product, this percentage shall be equal to the product of (i) the quotient obtained by dividing Mallinckrodt's Net Sales of the Separate Product by the Aggregate Net Sales of the Separate Product multiplied by (ii) 100. The parties shall report their respective portions of the Aggregate Net Sales of each Separate Product to one another for purposes of calculating the applicable percentage under this Section.

                  (2) Mallinckrodt's royalty obligation to MBI pursuant to
         SECTION 4.03(c) shall survive and continue, for as long as a royalty remains payable by MBI under Section 5.2 of the Feinstein License, except that Mallinckrodt's payments to MBI shall be the entire amount of the royalty due to Dr. Feinstein under 5.2(b) of the Feinstein License in respect of Licensed Products (as "Licensed Products" is defined in Section 1.2 of the Feinstein License) manufactured and sold by Mallinckrodt in the Nycomed Territory.

         3.02G    MAINTENANCE OF NYCOMED LICENSE AMENDMENT. MBI shall take
such actions as are necessary and advisable to maintain the Nycomed License Amendment in force, including, but not limited to, paying all royalties and other sums due to Nycomed. MBI shall give Mallinckrodt 10 business days' prior written notice of any proposed amendment or modification of the Nycomed License Amendment and shall not enter into any such amendment or modification that adversely affects Mallinckrodt without Mallinckrodt's prior written consent.

         3.02H    EXCLUSIVITY IN NYCOMED TERRITORY. (FOR HISTORICAL PURPOSES
ONLY.)

         (a) Beginning on the date that MBI enters into the Nycomed License Amendment and continuing for a period of one year from the date that MBI gives Mallinckrodt written notice that MBI has done so, MBI shall not (i) directly, or through an Affiliate of MBI, sell ALBUNEX for its own account in the Nycomed Territory or (ii) license any third party to sell or distribute ALBUNEX in the Nycomed Territory.

         (b) In no event shall Mallinckrodt negotiate with Nycomed for a sublicense of any kind under the Nycomed Agreement or for an assignment of all or any part of Nycomed's interest under the Nycomed Agreement.

         3.03 DUTIES OF MBI. In addition to its other duties hereunder, MBI shall:

         (a) Use reasonable efforts to assist in Mallinckrodt's promotion of ALBUNEX throughout the Territory, the Additional Territory and the Nycomed Territory in support of Mallinckrodt's respective marketing plans for those territories;

         (b) Provide such technical assistance to Mallinckrodt in the marketing, sale and distribution of ALBUNEX in the Territory, the Additional Territory and the Nycomed Territory, as Mallinckrodt requests, including the dedication at any given time of up to a maximum of 10 MBI employees as technical sales specialists. Each such request shall specify the nature and extent of the assistance required, and shall be reasonable in respect of the type of assistance requested and the resources, time and cost required to render that assistance. MBI shall advise

Mallinckrodt if MBI considers Mallinckrodt's request unreasonable, and the parties shall attempt in good faith to resolve their differences.
Notwithstanding anything to the contrary in this Agreement, MBI's expenses under this Section shall not be reimbursed by Mallinckrodt;

         (c) Provide assistance as reasonably requested by Mallinckrodt with respect to customer service activities including technical support services and sales administrative support services; and

         (d) Provide support and assistance in establishing efficient communications between Mallinckrodt and MBI for shipping information, invoicing, complaints and customer relations information including support of computer communications systems for information flow.

         3.04 DUTIES OF MALLINCKRODT. In addition to its other duties hereunder, Mallinckrodt shall:

         (a) Treat OPTISON as an important contrast product in the same manner Mallinckrodt traditionally markets its important contrast line of products for purposes of Mallinckrodt's premarketing, marketing, sales and distribution efforts and expenditures. Mallinckrodt's marketing, sales and distribution efforts regarding OPTISON shall place emphasis on all relevant clinical indications of OPTISON, market segments and appropriate geographical regions in the Territory, the Additional Territory and the Nycomed Territory, and the recruitment of medical and scientific opinion leaders. Notwithstanding the immediately preceding sentence, MBI and Mallinckrodt acknowledge that Mallinckrodt has fulfilled this duty to date. In carrying out its future obligations under this paragraph, Mallinckrodt has the right to balance such future investments and efforts against historical and potential product profitability and, in so doing, reach any commercially reasonable judgment it deems necessary regarding its marketing, sales and distribution efforts and expenditures relative to OPTISON;

         (b) Subject to the provisions of SECTION 3.04(a), provide an adequate sales organization and facilities to assure adequate sales representation, prompt handling of inquiries and orders, and attention to customer service requirements for OPTISON in support of the activities described in SECTION 3.04(a);

         (c) Comply with applicable laws and governmental regulations affecting the sale and distribution of OPTISON in the Territory, the Additional Territory and the Nycomed Territory, with the assistance of MBI, if so requested by Mallinckrodt;

         (d) Provide support and assistance in establishing efficient communications between Mallinckrodt and MBI for shipping information, invoicing, complaints and customer relations information including support of computer communication systems for information flow;

         (e) Provide sales order entry and technical assistance including customer service; and

         (f) Provide such technical assistance to MBI in the development of OPTISON as MBI requests. Each such request shall specify the nature and extent of the assistance required, and shall be reasonable in respect of the type of assistance requested and the resources, time and cost required to render that assistance. Mallinckrodt shall advise MBI if Mallinckrodt considers MBI's request unreasonable, and the parties shall attempt in good faith to resolve their differences.

         3.05  MARKETING.

         (a) Promptly after Mallinckrodt's annual marketing and sales plan for ALBUNEX is approved internally each year, Mallinckrodt shall provide MBI with an appropriately detailed summary of the plan for MBI's internal use.

         (b) Mallinckrodt shall, from time to time and in its sole discretion, establish the prices at which ALBUNEX shall be sold by it or its Affiliates. Terms of all sales, including but not limited to credit, billing and shipments, shall be established by Mallinckrodt in its sole discretion.

                                    ARTICLE 4

                                    PAYMENTS

         4.01 MILESTONE PAYMENTS. Subject to the limitations, terms and conditions contained in this Agreement, Mallinckrodt shall pay to MBI (i) the sum of $6,000,000 United States dollars by cashier's check or by wire transfer in immediately available funds upon execution of this Agreement and (ii) the following amounts by cashiers' check or by wire transfer in immediately available funds if, and only if, the particular stated milestone is achieved by
MBI:

         (a) PHASE III OF HUMAN CLINICAL TRIALS. $3,333,000 due in 4 successive quarterly installments of $833,250 each, with the first quarterly installment payable 30 days after the date MBI provides Mallinckrodt written notice accompanied by supporting documentation that MBI has commenced the initial Phase III of the first Human Clinical Trials for ALBUNEX with an indication as set forth in APPENDIX 4;

         (b) FDA APPLICATION. $3,333,000 due in 4 successive quarterly installments of $833,250 each, with the first quarterly installment payable 30 days after the date MBI provides Mallinckrodt written notice accompanied by supporting documentation that MBI has submitted to the FDA either its initial PMA application or its initial NDA application for ALBUNEX;

         (c) FDA ACCEPTANCE OF APPLICATION. $3,334,000 due in 4 successive quarterly installments of $833,500 each, with the first quarterly installment payable 30 days after the date MBI provides Mallinckrodt written notice accompanied by supporting documentation that the FDA has accepted either MBI's initial PMA application or initial NDA application for ALBUNEX;

         (d) FDA APPROVAL. $8,000,000 due in 4 successive quarterly installments of $2,000,000 each, with the first quarterly installment payable 30 days after the date MBI provides Mallinckrodt written notice accompanied by a copy of the FDA initial approval letter that the FDA has issued its initial approval letter for ALBUNEX with an indication as set forth in APPENDIX 4; and

         (e) FIRST COMMERCIAL SHIPMENT. $3,000,000 due in 4 successive quarterly installments of $750,000 each, with the first quarterly installment payable 30 days after the date Mallinckrodt accepts MBI's first commercial shipment of ALBUNEX under ARTICLE 2.

In no event shall Mallinckrodt be obligated to make payments except with respect to the first instance in which a particular milestone is achieved. MBI acknowledges that Mallinckrodt has previously made all of the payments that Mallinckrodt was required to make under SECTION 4.01.

         4.02 INITIAL MARKETING PAYMENT.

         (a) In addition to the other amounts due under ARTICLE 4, Mallinckrodt shall pay MBI an amount of United States dollars equal to the amount of Net Sales of ALBUNEX in the Territory for the 365-day period commencing on the Launch Date.

         (b) Mallinckrodt shall deliver to MBI within 60 days after the end of such 365-day period, as the case may be, a true and accurate report, covering such period in sufficient detail to accurately account for gross sales and all adjustments used to derive Aggregate Net Sales subject to this SECTION 4.02.

         (c) Simultaneously with the delivery of the report described in SECTION 4.02(b), Mallinckrodt shall pay MBI the amount described in SECTION 4.02(a) for such period covered by the report. The payment shall be made in United States dollars.

         (d) Notwithstanding anything in this SECTION 4.02 to the contrary, Mallinckrodt shall not be obligated to pay in excess of $30,000,000 pursuant to this SECTION 4.02 regardless of the amount of Net Sales during the 365-day period commencing on the Launch Date.

         (e) MBI acknowledges that Mallinckrodt has previously made all of the payments that Mallinckrodt was required to make under SECTION 4.02.

         4.03 FEINSTEIN ROYALTIES.

         (a) Provided that MBI has timely made all prior royalty payments to Dr. Stephen B. Feinstein pursuant to the Feinstein License, Mallinckrodt shall pay to MBI in trust for further payment by MBI to Dr. Stephen B. Feinstein an amount equal to one-half of MBI's royalty obligations to Dr. Stephen B. Feinstein pursuant to the Feinstein License attributable to Net Sales of ALBUNEX, up to a maximum of 3% of Net Sales of ALBUNEX; provided, however, that Mallinckrodt shall pay to MBI for MBI's account a royalty of 3% on the first $66,666,666.67 of Net Sales of ALBUNEX in the United States, and shall pay to MBI a royalty of 3% on the next $33,333,333.33 of Net Sales of ALBUNEX in the United States, of which MBI shall pay one-half to Dr. Stephen B. Feinstein and the other one-half shall be for MBI's account. As of the date that Mallinckrodt begins to manufacture ALBUNEX for commercial sale following the earlier of (i) termination of this Agreement pursuant to which the licenses granted in this Agreement by MBI to Mallinckrodt survive such termination pursuant to SECTION 14.03 or (ii) the exercise by MBI of its rights pursuant to Sections 9.01(a) OR (b) and the satisfaction of the conditions contained in SECTIONS 9.01(c) AND 9.03, Mallinckrodt's obligation to pay MBI pursuant to the foregoing sentence shall increase (in the case of (ii), in respect of the affected territory only) to an amount equal to the total of MBI's royalty obligation pursuant to the Feinstein License attributable to Net Sales of ALBUNEX, up to a maximum of 6% of Net Sales of ALBUNEX. All payments to MBI pursuant to this SECTION 4.03(a) (i) shall be made not later than 5 business days prior to the due date of the payment by MBI to Dr. Steven B. Feinstein under the Feinstein License, (ii) to the extent payable to Dr. Steven B. Feinstein, shall be held by MBI in a segregated trust account held for the benefit of Dr. Steven B. Feinstein, and (iii) shall be remitted by MBI from such trust account to Dr. Steven B. Feinstein on or before the due date of such payment under the Feinstein License.

         (b) MBI understands that Mallinckrodt may wish to approach Dr. Steven
B. Feinstein and discuss with him the possibility of a direct license to Mallinckrodt in the event there is a termination of the Feinstein License. Mallinckrodt shall advise MBI in advance if it desires to hold such discussions with Dr. Steven B. Feinstein and MBI shall be permitted to participate in such discussions, provided, however, MBI shall not be obligated to pay any additional consideration to Dr. Steven B. Feinstein or to undertake any other additional financial obligation.

         (c) SECTION 5.2 of the Feinstein License requires MBI to pay Dr. Feinstein a royalty of 1.25% of the Net Selling Price of Licensed Products sold by sublicensees of MBI or by an affiliate of any such sublicensee in any country other than the United States (as "Net Selling Price" and "Licensed Products" are defined in SECTIONS 1.4 AND 1.2, respectively, of the Feinstein License). Subject to SECTION 3.02F of this Agreement, Mallinckrodt shall pay to MBI, for payment to Dr. Feinstein, a royalty of 0.75% (= 1.25% x 0.60) on Net Sales of ALBUNEX in the Nycomed Territory. Royalties payable under this SECTION 4.03(c) shall be paid pursuant to the procedures in SECTION 2.14.

                                    ARTICLE 5

                                 CONFIDENTIALITY


         5.01 GENERAL. At all times during the term of this Agreement and thereafter, MBI and Mallinckrodt shall keep confidential, not use and not disclose to third parties any and all of the Confidential Information of the other party (Mallinckrodt Confidential Information in MBI's case and MBI Confidential Information in Mallinckrodt's case), except as expressly authorized by prior written consent of the other party or as provided in this Agreement, and except to those of its employees as necessary for the performance of this Agreement so long as such employee has signed a confidentiality and non-use agreement with terms no less restrictive than set out herein.

         5.02 EXCEPTIONS TO CONFIDENTIALITY. The obligation of confidentiality and restriction on use imposed by ARTICLE 5 shall not apply to any Confidential Information that:

         (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

         (b) Was lawfully received by such party from a third party free of any obligation of confidence to such third party; or

         (c) Was already in the possession of such party prior to receipt thereof, directly or indirectly, from the other party; or

         (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted; or

         (e) Is subsequently and independently developed by employees, consultants or agents of the disclosing party without reference to the Confidential Information disclosed.

         5.03 REGULATORY. MBI and Mallinckrodt are permitted to provide to governmental personnel and agencies, including but not limited to the FDA, all materials required by such personnel or agency in conjunction with an inspection of MBI's or Mallinckrodt's facilities, or any governmental submission, report, license, application or similar item, by MBI or Mallinckrodt, including but not limited to all documentation and test results relating to ALBUNEX, and samples of ALBUNEX.

         5.04 CONSULTANTS OR LABORATORIES. MBI or Mallinckrodt may employ the services of consultants or laboratories as part of the goods and services to be provided pursuant to this Agreement if each such consultant or laboratory signs a confidentiality agreement no less restrictive than the confidentiality and non-use provisions in this Agreement. MBI and Mallinckrodt may disclose the terms of this Agreement to their respective attorneys, accountants, lenders, insurance brokers and underwriters, and investment bankers, or as required by law.

         5.05 PUBLICATIONS. Each party (the Disclosing Party) shall submit to the other (the "RECEIVING PARTY") at least 90 days prior to submission or disclosure to any third party, all manuscripts, abstracts, articles, memorandum or other similar documents relating to ALBUNEX proposed to be published, disclosed or discussed in any scientific, trade, industry or other publication, meeting or forum. The Reviewing Party shall notify the Disclosing Party if, in the reasonable judgment of the Reviewing Party, the proposed disclosure would violate the terms of this ARTICLE 5. Thereafter, the Disclosing Party shall not disclose, publish or otherwise make public, the proposed disclosure and shall take all reasonable steps to prevent such disclosure or publication.

                                    ARTICLE 6

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         6.01 REPRESENTATIONS, WARRANTIES AND COVENANTS OF MALLINCKRODT. Mallinckrodt hereby covenants, represents and warrants to MBI that:

         (a) Neither the execution and delivery by it of this Agreement nor the consummation of the transactions contemplated hereby will violate any law or regulation, or conflict with or result in a breach of or default under any agreement, license, instrument, judgment, decree or order to which it is a party or by which it is bound.

         (b) No approval or consent of any governmental agency or instrumentality is required for the authorization, execution, or delivery by it of this Agreement.

         (c) Neither this Agreement nor any document or certificate furnished to MBI by Mallinckrodt pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

         (d) The execution and delivery of this Agreement and the performance by Mallinckrodt of its obligations hereunder are within Mallinckrodt's corporate power, have been duly authorized by proper corporate action on the part of Mallinckrodt and are not in violation of the Certificate of Incorporation or By-Laws of Mallinckrodt.

         (e) During Phase 3, all ALBUNEX manufactured by Mallinckrodt pursuant to ARTICLE 2 will be manufactured or produced in a good and workmanlike manner, in compliance with then-current FDA Good Manufacturing Practices, and shall be merchantable, and be fit for the purposes for which it was produced.

         (f) During Phase 3, all ALBUNEX manufactured by Mallinckrodt pursuant to ARTICLE 2: (i) will be manufactured or produced in compliance with the Occupational Safety and Health Act, as amended, and the Fair Labor Standards Act, as amended; (ii) will not be adulterated or misbranded within the meaning of the Federal Food Drug & Cosmetic Act, and will not be articles which may not, under the provisions of Sections 404 or 505 of such Act, or any similar state or local laws, be introduced into interstate commerce; (iii) will comply with all other applicable standards which are necessary for the manufacture, use or sale of ALBUNEX including, but not limited to, all rights in patents, trademarks, FDA approvals, registrations or permits, and all other regulatory permits, approvals and licenses necessary for the manufacture, use or sale of ALBUNEX; and (iv) use only USP Human Serum Albumin that is 100% tested and certified AIDS and Hepatitis B free.

         6.02 REPRESENTATIONS, WARRANTIES AND COVENANTS OF MBI. MBI covenants, represents and warrants to Mallinckrodt that:

         (a) Neither the execution and delivery by it of this Agreement nor the consummation of the transactions contemplated hereby will violate any law or regulation, or conflict with or result in a breach of or default under any agreement, license, instrument, judgment, decree or order to which it is a party or by which it is bound.

         (b) No approval or consent of any governmental agency or instrumentality is required for the authorization, execution, or delivery by it of this Agreement.

         (c) Neither this Agreement nor any document or certificate furnished to Mallinckrodt by MBI pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. All product and testing data, and all Know-how and other data and information supplied by MBI with respect to or in connection with ALBUNEX is and will be accurate and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make it not misleading.

         (d) The execution and delivery of this Agreement and the performance by MBI of its obligations hereunder are within MBI's corporate power, have been duly authorized by proper corporate action on the part of MBI and are not in violation of the Certificate of Incorporation or By-Laws of MBI.

         (e) Except as provided in SECTION 2.03(d), (i) Mallinckrodt shall have the exclusive non-cancelable right and license to manufacture, use and sell ALBUNEX in the Territory, the Additional Territory and the Nycomed Territory, and (ii) MBI has not appointed, and will not appoint any other distributor, representative or agent to sell or distribute ALBUNEX in the Territory, the Additional Territory and the Nycomed Territory (except for Nycomed in the Nycomed Territory).

         (f) To the best of MBI's knowledge, ALBUNEX can now and hereafter be manufactured, used and sold in the Territory, the Additional Territory and the Nycomed Territory without substantial risk of infringement of any right, interest, or patent of any third party.

         (g) MBI owns or controls the Technology Rights and, to the best of MBI's knowledge, the patents and patent applications now contained in the Technology Rights are of sufficient scope to protect ALBUNEX, its production, use and sale, and any patents, including patents issuing on any of such patent applications, are, or will be upon issuance, reasonably enforceable.

         (h) There is no claim, suit, proceeding or other investigation pending or, except as set forth in SCHEDULE 6.02(h), threatened against MBI in connection with the research, development, manufacture, sale, use or distribution of ALBUNEX, or which would prevent the performance of this Agreement.

         (i) During Phases 1 and 2, all ALBUNEX sold by MBI to Mallinckrodt pursuant to ARTICLE 2 will be manufactured or produced in a good and workmanlike manner, in compliance with then-current FDA Good Manufacturing Practices, and shall be merchantable, and be fit for the purposes for which it was produced.

         (j) During Phases 1 and 2, all ALBUNEX sold by MBI to Mallinckrodt pursuant to ARTICLE 2: (i) will be manufactured or produced in compliance with the Occupational Safety and Health Act, as amended, and the Fair Labor Standards Act, as amended; (ii) will not be adulterated or misbranded within the meaning of the Federal Food Drug & Cosmetic Act, and will not be articles which may not, under the provisions of Sections 404 or 505 of such Act, or any similar state or local laws, be introduced into interstate commerce; (iii) will comply with all other applicable standards which are necessary for the manufacture, use or sale of ALBUNEX including, but not limited to, all rights in patents, trademarks, FDA approvals, registrations or permits, and all other regulatory permits, approvals and licenses necessary for the manufacture, use or sale of ALBUNEX; and (iv) use only USP Human Serum Albumin that is 100% tested and certified AIDS and Hepatitis B free.

         (k) MBI has spent at least $10 million on clinical trials to support regulatory filings in the United States for cardiac indications of ALBUNEX and the related compilation, analysis and presentation of clinical results and other ancillary activities, as directed by the Joint Steering Committee.

         (l) MBI has spent at least $10 million on ALBUNEX development, including, but not limited to, the development of new ALBUNEX indications, products and processes, related preclinical and clinical studies and trials, intellectual property protection, ALBUNEX manufacturing maintenance and development (including manufacturing overhead) and compliance with FDA and state regulatory requirements (including required filings and submissions and necessary validations, qualifications and over approvals and proceedings).

                                    ARTICLE 7

                              LICENSE OF TECHNOLOGY

         7.01 TECHNOLOGY RIGHTS.

         (a) MBI hereby grants to Mallinckrodt a license of, including the right to sublicense others under, the Technology Rights and Know-how, in order to test, evaluate and develop ALBUNEX covered thereby, and to make, use, promote, sell, offer to sell and otherwise commercialize ALBUNEX in the Territory, the Additional Territory and the Nycomed Territory. Subject only to the limitations contained in SECTIONS 9.01(a) AND (b), AND 14.03(b) and MBI's utilization of the Technology Rights and Know-how to perform its obligations pursuant to this Agreement (including MBI's right to manufacture ALBUNEX), this license from MBI is exclusive, perpetual and non-cancelable:

                  (1) in the Territory;

                  (2) in the Additional Territory; and

                  (3) in the Nycomed Territory, subject to (A) Nycomed's rights in the Nycomed Territory under the Nycomed Agreement, as amended by the Nycomed License Amendment, and (B) the terms of the Nycomed Territory Amendment.

         (b) MBI hereby grants to Mallinckrodt and to its Affiliates and sublicensees the right to grant irrevocable licenses to end users of ALBUNEX, to use ALBUNEX obtained directly or indirectly from Mallinckrodt, its Affiliates or its sublicensees for any purpose within the Technology Rights or the Know-how. Subject only to (i) the limitations contained in SECTIONS 9.01, 9.02 AND 14.03(b), (ii) MBI's utilization of the Technology Rights and Know-how to perform its obligations pursuant to this Agreement (including MBI's right to manufacture ALBUNEX) and (iii) the same limitations in SECTIONS 7.01(a)(2)-(3), this license from MBI is exclusive, perpetual and non-cancelable.

         7.02 MBI TRADEMARKS.

         (a) MBI hereby grants to Mallinckrodt and to its Affiliates and sublicensees a royalty-free right and license in perpetuity to use any MBI Trademark on or in connection with the manufacture, advertising, distribution, or sale of ALBUNEX made by or on behalf of Mallinckrodt, its Affiliates or sublicensees in the Territory, the Additional Territory and the Nycomed Territory. Prior to the exercise by MBI of its rights under SECTIONS 9.01(a) OR
(b), and subject to the limitations of SECTION 14.03, this license is non-cancelable and is exclusive with respect to all others including MBI.

         (b) Mallinckrodt undertakes that the quality of goods sold and offered for sale under the MBI Trademarks or trademarks licensed by Mallinckrodt from MBI pursuant to SECTION 7.02(a) (collectively the "TRADEMARKS") shall conform to the standards approved by the appropriate regulatory authorities in the Territory, the Additional Territory and the Nycomed Territory, respectively. Mallinckrodt undertakes to use all reasonable efforts to ensure that the said standards conform to the standards of quality for said goods approved in writing by the other party.

         (c) MBI shall have the right of access through a duly authorized agent to Mallinckrodt's business premises at reasonable intervals and during ordinary business hours for the purpose of inspecting and/or testing the goods sold or offered for sale under the Trademarks upon written request to Mallinckrodt by MBI.

         (d) The Trademarks shall be used only in accordance with generally accepted trademark practices. Any usage by Mallinckrodt in advertising, promotional materials or otherwise shall be submitted to MBI for informational purposes. Mallinckrodt will take into account the comments of MBI.

         (e) Mallinckrodt agrees to notify MBI in writing of any conflicting uses of and applications for registration of the Trademarks or of any acts of infringement or of unfair competition involving the Trademarks promptly after such matters are brought to its attention or it has knowledge thereof.

         7.03 TECHNOLOGY TRANSFER AND IMPROVEMENTS.

         (a) MBI shall from time to time provide, or cause to be provided, to Mallinckrodt copies of all pharmacological, toxicological, and clinical data and reports, stability data, manufacturing, quality control, and other information, Know-how, technology and discoveries of Know-how relating to ALBUNEX now or hereafter known to, or possessed, acquired or developed by MBI which are needed or helpful to manufacture, have manufactured, use or sell ALBUNEX in the Territory, the Additional Territory and the Nycomed Territory. All such items known to, possessed, acquired or developed by MBI, regardless if transferred to Mallinckrodt, shall be deemed to be included in the licenses granted pursuant to
SECTION 7.01 without any further action required by MBI. All information described in this SECTION 7.03(a) shall be regarded as Confidential Information.

         (b) MBI shall promptly notify and make available to Mallinckrodt all of MBI's improvements to ALBUNEX (including additional indications), its method of use and its method of manufacture, and all of such improvements, regardless if transferred to Mallinckrodt, shall be deemed to be included in the licenses granted pursuant to SECTION 7.01 without any further action required by MBI.

         7.04 ANCILLARY DEVICES. Mallinckrodt and MBI agree that any device, tool or similar item related to or helpful in the sale, use or application of ALBUNEX that is not covered by the Technology Rights or Know-how that is now or hereinafter owned or controlled by either of them (an Ancillary Devices) shall be discussed with the other party. Prior to disclosure or discussion with third parties, each agrees to negotiate in good faith with the other the opportunity of marketing the Ancillary Device in connection with the sale of ALBUNEX and the possibility of an economic arrangement similar to that for ALBUNEX established pursuant to this Agreement.

         7.05 COMPETING PRODUCTS.

         (a) Mallinckrodt shall promptly notify MBI of an opportunity for Mallinckrodt to acquire, purchase, or license from a third party any technology relating to products described in SECTIONS 1.05, and which is not covered by any Technology Rights, or which does not incorporate, is not covered by or is not made by the use of Know-how (the "MALLINCKRODT PURCHASED COMPETING TECHNOLOGY"). Mallinckrodt shall license its rights to the Purchased Competing Technology to MBI upon MBI's satisfactory undertaking of 40% of all past, present and future costs and expenses (including future royalties or other payments) incurred or to be incurred by Mallinckrodt in connection with or arising out of the acquisition, purchase or license of the Mallinckrodt Purchased Competing Technology. Such license shall provide for an economic arrangement similar to that for ALBUNEX established pursuant to this Agreement. If MBI does not satisfactorily undertake within a reasonable time to pay 40% of all such costs and expenses, Mallinckrodt may utilize its rights to the Mallinckrodt Purchased Competing Technology in any manner whatsoever free and clear of any restraints or obligations imposed by this Agreement; without limitation, it may manufacture or purchase from others any products made by using the Mallinckrodt Purchased Competing Technology.

         (b) MBI shall promptly notify Mallinckrodt of an opportunity for MBI to acquire, purchase, or license from a third party of any technology relating to products described in SECTIONS 1.05, and which is not covered by any Technology Rights, or which does not incorporate, is not covered by or is not made by the use of Know-how (the "MBI PURCHASED COMPETING TECHNOLOGY"). MBI shall license its rights to the MBI Purchased Competing Technology to Mallinckrodt upon Mallinckrodt's satisfactory undertaking of 60% of all past, present and future costs and expenses (including future royalties or other payments) incurred or to be incurred by MBI in connection with or arising out of the acquisition, purchase or license of the MBI Purchased Competing Technology. Such license shall provide for an economic arrangement similar to that for ALBUNEX established pursuant to this Agreement. If Mallinckrodt does not satisfactorily undertake within a reasonable time to pay 60% of all such costs and expenses, MBI may utilize its rights to the MBI Purchased Competing Technology in any manner whatsoever free and clear of any restraints or obligations imposed by this Agreement; without limitation, it may manufacture or purchase from others any products made by using the MBI Purchased Competing Technology.

         (c) Notwithstanding the foregoing, Mallinckrodt shall have no obligation under this SECTION 7.05 if Mallinckrodt does not use or plan to use the Mallinckrodt Purchased Competing Technology, or if MBI does not use or plan to use the MBI Purchased Competing Technology, to compete with ALBUNEX in the market for in vivo contrast agents for ultrasound and echocardiography diagnostic imaging.

                                    ARTICLE 8

                                     PATENTS

         8.01 PATENT EXPENSES.

         (a) Mallinckrodt shall be responsible for the expenses of the maintenance of (i) U.S. Patent No. 4,572,203 entitled "Contact (sic) Agents for Ultrasonic Imaging" issued February 25, 1986, (ii) U.S. Patent No. 4,718,433 entitled "Contrast Agents for Ultrasonic Imaging" issued January 12, 1988, a continuation-in-part of U.S. Patent No. 4,572,203, (iii) U.S. Patent No. 4,774,958 entitled "Ultrasonic Imaging Agent and Method of Preparation" issued October 4, 1988, a continuation-in-part of U.S. Patent No. 4,718,433, and any current continuing applications or future applications thereof in the United States of America or Canada, and of the continuation and maintenance of the 3 U.S. pending patent applications of Dr. Kenneth Widder assigned to MBI in the United States of America or Canada.

         (b) With respect to any other patent filings, Mallinckrodt and MBI shall notify the other of any potentially patentable invention relating to ALBUNEX covering any portion of the Know-how or Technology Rights. The parties thereafter shall meet and discuss the appropriateness and strategy of filing patent applications in any country of the Territory, the Additional Territory and the Nycomed Territory.

         (c) If MBI, in its reasonable discretion, determines to file any patent application in the Territory, the Additional Territory or the Nycomed Territory covering any portion of the Know-how or Technology Rights, MBI shall be responsible for prosecution and maintenance of the patent application, but Mallinckrodt shall be responsible for the payment of all maintenance fees for the resulting patent (if issued). (If a third party is contractually required by an agreement with MBI to pay any such maintenance fees, however, Mallinckrodt shall have no obligation to pay them unless MBI gives Mallinckrodt written notice at least 30 days before payment is due that the third party has not yet paid them, in which case Mallinckrodt shall pay the maintenance fees on or before the date due if MBI requests (unless, in the meanwhile, the third party pays them).

         (d) If MBI does not file a particular patent application in the Territory, the Additional Territory or the Nycomed Territory covering any portion of the Know-how or Technology Rights, Mallinckrodt may request MBI to do so, and if MBI declines Mallinckrodt's request (either by informing Mallinckrodt to that effect or by failing to respond to Mallinckrodt's request within 30 days after receipt of the request), Mallinckrodt may file, prosecute and maintain that patent application. MBI shall provide Mallinckrodt with sufficient information (to the extent in MBI's possession or under its control) and other cooperation (including necessary signatures of MBI employees) to permit Mallinckrodt to do so. If Mallinckrodt does so, it shall be responsible for the payment of all maintenance fees of the resulting patent (if issued).

         (e) MBI and Mallinckrodt shall each cooperate and render reasonable assistance to the other in connection with the activities contemplated by this
SECTION 8.01.

         8.02 PATENT INFRINGEMENT.

         (a) MALLINCKRODT'S RIGHT TO ENFORCE. Mallinckrodt shall have the right, with respect to any injury or loss suffered or threatened to be suffered by Mallinckrodt as a result of the infringement or threatened infringement of MBI's patents relating to ALBUNEX in the Territory, the Additional Territory or the Nycomed Territory, to enforce MBI's affected patents and prosecute infringers, if MBI elects not to bring suit covering such injury or loss within 3 months after the earlier of (i) the date that MBI learns of any such patent infringement other than by written notice from Mallinckrodt or (ii) the date that Mallinckrodt gives MBI written notice of any such patent infringement.

         (b) COOPERATION. In the event either party hereto shall initiate or carry on legal proceedings to enforce patents against an alleged infringer, the other party hereto shall fully cooperate with the party initiating or carrying on-such proceedings.

         (c) LITIGATION PROCEDURES. Either party shall have the right during the time that this Agreement is in effect, and subject to its terms (including, but not limited to, SECTIONS 8.01 AND 8.02(a)), to sue infringers of patents and either party shall permit the use of its name in all such suits, shall sign all necessary papers, take all rightful oaths, and upon reasonable request shall assist the other party in such suits at its own expense.

         (d) LITIGATION BY MALLINCKRODT. In the event Mallinckrodt shall institute suit or legal proceedings to enforce any patent, MBI shall be entitled to be represented by counsel of its own choosing, at its sole expense. From any recovery awarded or settlement reached as a result of such suit or legal proceedings, Mallinckrodt (i) may deduct the full amount of its expenses of prosecuting the same (including attorneys' fees and court costs);
(ii) shall pay to MBI, to the extent possible after payment of (i) above, the full amount of MBI's cost of participating in the same; (iii) shall pay to MBI, after full payment of (i) and (ii) above, 50% of any remainder to the extent the recovery or settlement relates to any period in which Mallinckrodt's licenses under this Agreement had not terminated under SECTION 14.03(b) (with the exception in either case that to the extent that the recovery or settlement is in respect of Mallinckrodt's injuries or losses regarding ALBUNEX manufactured by Mallinckrodt, the amount payable to MBI under this SECTION 8.02(d) (iii) shall be a percentage of the remainder determined in a manner consistent with the royalty payable by Mallinckrodt in respect of Net Sales of such ALBUNEX, as the case may be); and (iv) may retain the balance. Mallinckrodt shall not discontinue or settle any such suit or other legal proceedings brought by it without obtaining the prior concurrence of MBI, which shall not be unreasonably withheld and giving MBI a timely opportunity to continue such proceedings in its own name, under its sole control at its sole expense, provided that Mallinckrodt's reasonable litigation expenses (including attorneys fees and court costs) shall be reimbursed by MBI.

         (e) LITIGATION BY MBI. In the event MBI shall institute suit or legal proceedings to enforce any patent and the suit or legal proceedings are, in whole or in part, in respect of any injury or loss suffered or threatened to be suffered by Mallinckrodt as a result of the infringement or threatened infringement of MBI's patents relating to ALBUNEX in the Territory, the Additional Territory or the Nycomed Territory, Mallinckrodt shall be entitled to be represented by counsel of its own choosing, at its sole expense. From any recovery awarded or settlement reached as a result of such suit or legal proceedings, MBI (i) may deduct the full amount of its expenses of prosecuting the same (including attorneys' fees and court costs); (ii) shall pay to Mallinckrodt, to the extent possible after payment of (i) above, the full amount of Mallinckrodt's cost of participating in the same; (iii) shall pay to Mallinckrodt, after full payment of (i) and (ii) above, 50% of any remainder to the extent the recovery or settlement relates to any period thereafter in which Mallinckrodt's licenses under this Agreement had not terminated under
SECTION 14.03(b) and is in respect of Mallinckrodt's injuries or losses (with the exception in either case that to the extent that the recovery or settlement is in respect of Mallinckrodt's injuries or losses regarding ALBUNEX manufactured by Mallinckrodt, the amount payable to Mallinckrodt under this SECTION 8.02(e) (iii) shall be the remainder less a percentage of the remainder determined in a manner consistent with the royalty payable by Mallinckrodt in respect of Net Sales of such ALBUNEX, as the case may be); and
(iv) may retain the balance. MBI shall not discontinue or settle any such suit or other legal proceedings brought by it without obtaining the prior concurrence of Mallinckrodt, which shall not be unreasonably withheld, and giving Mallinckrodt a timely opportunity to continue such proceedings in its own name, under its sole control, and at its sole expense, provided that MBI's reasonable litigation expenses (including attorneys fees and court costs) shall be reimbursed by Mallinckrodt.

         8.03 PATENT INDEMNIFICATION.

         (a) MBI shall indemnify and hold harmless Mallinckrodt against any and all Losses based on and resulting from any claim of infringement of any patent of a third party in the United States of America, Canada, any of the countries of Western Europe (as that term is commonly understood), Japan, Australia or New Zealand and which claim arises from Mallinckrodt's manufacture, use or sale of ALBUNEX pursuant to this Agreement.

         (b) With respect to any other Losses based on and resulting from any claim of infringement of any patent in a country in the Territory, the Additional Territory or the Nycomed Territory (other than a country named or referred to SECTION 8.03(a)) and which claim arose from Mallinckrodt's manufacture, use or sale of ALBUNEX pursuant to this Agreement, Mallinckrodt shall be responsible for 60% of any such Loss and MBI shall be responsible for 40% of any such Loss (with the exception that if any such Loss is in respect of ALBUNEX manufactured by Mallinckrodt, MBI shall be responsible for a percentage of the Loss determined in a manner consistent with the royalty payable by Mallinckrodt in respect of Net Sales of such ALBUNEX, as the case may be and Mallinckrodt shall be responsible for the remainder of the Loss).

         (c) In the event any third party asserts any claim with respect to any matter as to which the indemnities in this SECTION 8.03 relate, the party against whom the claim is asserted shall give prompt notice to the other party. The party who has the responsibility to pay the entire potential Loss or the greatest share of the potential Loss, as the case may be (the "INDEMNIFYING PARTY"), shall have the right at its election to take over the defense or settlement of the third party claim at its own expense by giving prompt notice to the other party (the "INDEMNIFIED PARTY"). If the Indemnifying Party does not give such notice and does not proceed diligently so to defend the third party claim within 30 days after receipt of the notice of the third party claim, the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to those claims, and shall reimburse the Indemnified Party for its Losses and expenses related to the defense or settlement of the third party claim. The Indemnifying Party shall be bound by any settlement that the Indemnified Party may make, however, only if the Indemnified Party gives the Indemnifying Party at least 15 days prior written notice of the settlement and either (i) the Indemnifying Party does not object to the proposed settlement by written notice to the Indemnified Party within 10 days after receipt of the Indemnified Party's notice or (ii) if the Indemnifying Party does timely object to the proposed settlement, the Indemnifying Party does not at the same time agree to (A) undertake the further defense of the third party claim, (B) indemnify the Indemnified Party for any Loss in excess of its proposed settlement and (C) reimburse the Indemnified Party for its reasonable expenses related to the defense of the third party claim. Upon request of the Indemnified Party, the Indemnified Party shall be consulted from time to time and be informed of the status of the third party claim. The parties shall cooperate in defending against any asserted third party claims. For purposes of this SECTION 8.03, the indemnification of the Indemnified Party shall also include the indemnification of the Indemnified Party's employees, agents, Affiliates, and third parties performing services for the Indemnified Party.


                                    ARTICLE 9

                            RIGHTS TO ACQUIRE ALBUNEX


         9.01 NEGOTIATIONS TO ACQUIRE ALBUNEX. For a period (the "EXCLUSIVE PERIOD") commencing with the execution of this Agreement, MBI shall not sell or otherwise dispose of (by license or otherwise) any of its rights, assets or technology relating to ALBUNEX or MBI's interest in any Technology Rights or Know-How. During the Exclusive Period either MBI or Mallinckrodt may initiate good faith discussions regarding the acquisition by Mallinckrodt of any of the foregoing.

           If, at the end of the Exclusive Period, Mallinckrodt and MBI have not agreed to such an acquisition, MBI shall have the following options separately as to each of the Territory, the Additional Territory and the Nycomed Territory:

         (a) Subject to the right of Mallinckrodt to continue to make, use, distribute and sell ALBUNEX in the same territory pursuant to the licenses granted in ARTICLE 7, MBI may co-market and distribute ALBUNEX in a particular territory under the MBI label and for its own account and may do so in the same manner (including, but not limited to, the use of distributors or sales representatives), on a country-by-country basis, as Mallinckrodt from time to time may market and distribute ALBUNEX in that territory;

         (b) Subject to (i) the right of Mallinckrodt to continue to make, use, distribute and sell ALBUNEX in the same territory pursuant to this Agreement, (ii) Mallinckrodt's right of first refusal under SECTION 9.02 and
(iii) the restrictions set forth in SECTIONS 9.01(d), (e) AND (f), MBI may sell or dispose of (by license or otherwise) to a single transferee, other than pursuant to an assignment permitted in ARTICLE 16.02(d), in a single transaction, all but not less than all, of MBI's rights, assets and technology relating to ALBUNEX in a particular territory and all, but not less than all, of MBI's interest in any Technology Rights or Know-how as it relates to that territory, and such transferee shall not be subject to the any of the limitations and restrictions on MBI under SECTION 9.01, except for the restrictions in SECTION 9.01(e), or to Mallinckrodt's right of first refusal under SECTION 9.02; or

         (c) MBI may continue its existing relationship with Mallinckrodt pursuant to the terms of this Agreement in a particular territory, subject to MBI's option to exercise its rights under SECTIONS 9.01(a) OR (b) at a later time. The exercise of option (a) by MBI at any time in respect of a particular territory shall not preclude MBI from exercising option (b) at a later time in respect of that territory.

         (d) If MBI exercises any of its options under SECTIONS 9.01(a) AND
(b) in respect of any territory, Mallinckrodt may manufacture ALBUNEX in any quantities for sale in that territory and shall be payable to MBI in respect of Net Sales in that territory of ALBUNEX manufactured after MBI's exercise of the option in question.

         (e) MBI or any of its licensees exercising their rights under SECTIONS 9.01(a) OR (b) must purchase all ALBUNEX only from Mallinckrodt.

         (f) If, at any time, MBI elects to exercise any of its rights under SECTIONS 9.01(a) OR (b), MBI or whoever performs the services

         9.02 MALLINCKRODT'S RIGHT OF FIRST REFUSAL. MBI grants Mallinckrodt a right of first refusal to purchase MBI's rights, assets and technology relating to ALBUNEX in each of the Territory, the Additional Territory, the Nycomed Territory and the Asian Territory, and MBI's interest in any Technology Rights or Know-how (collectively, in respect of any particular territory, the "ASSETS"), as follows:

         (a) If MBI proposes to sell the Assets, MBI shall give Mallinckrodt written notice of MBI's intention (the "SALES NOTICE"), providing all relevant details and copies of all relevant documents, including but not limited to any letter of intent and any draft or executory sales agreement.

         (b) Mallinckrodt shall have 45 days from the date it receives MBI's Sales Notice in which to exercise its right of first refusal to purchase the Assets specified in the Sales Notice, at the purchase price and on the terms specified in the Sales Notice, by giving MBI written notice to that effect. If Mallinckrodt notifies MBI that Mallinckrodt declines to exercise its right of first refusal, or if Mallinckrodt fails to exercise its right of first refusal in a timely manner, MBI may proceed to sell the Assets to the purchaser identified in the Sales Notice but only at a purchase price and on terms at least as favorable to MBI as those specified in the Sales Notice. If MBI fails to consummate such sale within 75 days of the Sales Notice, then the provisions of this SECTION 9.02 shall thereafter apply to any subsequent proposed disposition of the Assets.

         (c) If the purchase price specified in the Sales Notice includes any property other than money, MBI and Mallinckrodt shall jointly determine the value of this other property. If they are unable to agree on its value within 45 days from the date Mallinckrodt receives MBI's Sales Notice, they shall each promptly select a nationally or regionally recognized investment banking firm or consulting firm, and these 2 firms shall select a third such firm (the "VALUATION FIRM") to determine the value of this other property. The Valuation Firm's determination shall be conclusive. MBI and Mallinckrodt shall use their best efforts to ensure that the Valuation Firm makes its determination not later than 5 business days after its selection. The period in which Mallinckrodt may exercise its right of first refusal shall be extended to 5 business days after the Valuation Firm's determination. MBI and Mallinckrodt shall each pay the fees of the firm that it selects and one-half of the fees of the Valuation Firm.

         (d) In the case of a proposed sale of the Assets relating to the Territory, Mallinckrodt shall have a credit against the purchase price specified in MBI's Sales Notice equal to:

                  (1) the sum of the payments by Mallinckrodt pursuant to SECTIONS 4.01 AND 4.02 less

                  (2) an amount equal to of Net Sales in the Territory prior to the date of Mallinckrodt's receipt of the Sales Notice (if such difference is less than zero, there shall be no credit).

         (e) In the case of a proposed sale of the Assets relating to the Nycomed Territory, Mallinckrodt shall have a credit against the purchase price specified in MBI's Sales Notice equal to:

                  (1) the sum of the payments by Mallinckrodt pursuant to SECTIONS 3.02C(a) AND (b) less

                  (2) an amount equal to of Net Sales in the Nycomed Territory prior to the date of Mallinckrodt's receipt of the Sales Notice (if such difference is less than zero, there shall be no credit).

         (f) In the case of a proposed sale of the Assets relating to the Asian Territory, Mallinckrodt shall have a credit against the purchase price specified in MBI's Sales Notice equal to:

                  (1) the sum of the payments by Mallinckrodt to acquire any rights in any of the Asian Territories less

                  (2) an amount equal to of Net Sales in the Asian Territory prior to the date of Mallinckrodt's receipt of the Sales Notice (if such difference is less than zero, there shall be no credit).

         (g) If Mallinckrodt exercises its right of first refusal, closing of its purchase shall take place on the date and at the location that the parties agree on, but no later than 75 days after the date of Mallinckrodt's notice to MBI exercising Mallinckrodt's right of first refusal. If Mallinckrodt does not exercise its right of first refusal, any sale is subject to Mallinckrodt's rights under this Agreement.

         9.03 MALLINCKRODT ABANDONMENT OF ALBUNEX, EXCLUDING INFOSON AND FIRST GENERATION PRODUCT.

         (a) Other than Infoson and the First Generation Product, Mallinckrodt shall be deemed to have abandoned ALBUNEX if all of the following conditions occur after the Launch Date:

                  (1) ALBUNEX may be lawfully sold in the United States of America in interstate commerce, without any threat of infringement upon any third party rights, any threat of any action by any regulatory agency, including but not limited to the FDA, or any threat of product recall, or any danger to the safety of the users of ALBUNEX or the public generally;

                  (2) MBI has supplied and continues to offer to supply, ALBUNEX in sufficient quantities to Mallinckrodt conforming to the Product Specifications during Phases 1 and 2; and

                  (3) Mallinckrodt has failed to offer at least one Albunex Product, other than Infoson and the First Generation Product, for sale in the ordinary course of business for a continuous period of not less than 180 days.

         (b) Upon satisfaction of all the conditions described in SECTION 9.02(a) and receipt by Mallinckrodt of the following:

                  (1) Payment by cashier's check or by wire transfer in immediately available funds an amount equal to the sums previously paid by Mallinckrodt to MBI pursuant to SECTIONS 4.01 AND 4.02; and

                  (2) An Unconditional Waiver and Release pursuant to which MBI waives any and all rights, claims, damages or other remedies against Mallinckrodt relating to or out of this Agreement, in a form satisfactory to counsel for Mallinckrodt;

this Agreement shall terminate.

         9.04 MALLINCKRODT FAILURE TO EXPEND ADEQUATE RESOURCES. (FOR HISTORICAL PURPOSES ONLY)

         (a) Mallinckrodt shall be deemed to have failed to commit adequate resources to the marketing, sale or distribution of ALBUNEX if all of the following conditions occur:

                  (1) Prior to the Launch Date Mallinckrodt fails to spend at least $500,000 in out of pocket costs in the pre-marketing, marketing, sales, distribution, or promotion of ALBUNEX, including but not limited to advertising, marketing literature, symposia, focus groups, product promotion, trade and industry shows, and the recruitment of medical and scientific opinion leaders;

                  (2) During the first year following the Launch Date Mallinckrodt fails to spend at least $500,000 in out of pocket costs in the marketing, sales, distribution, or promotion of ALBUNEX, including but not limited to advertising, marketing literature, symposia, focus groups, product promotion, trade and industry shows, and the recruitment of medical and scientific opinion leaders; and

                  (3) Mallinckrodt fails to spend such amounts within the 180 day period beginning on the date MBI notifies Mallinckrodt in writing that Mallinckrodt has failed to spend the such amounts.

         (b) Upon satisfaction of all the conditions described in SECTION 9.03(a) and receipt by Mallinckrodt of payment by cashier's check or by wire transfer in immediately available funds in an amount equal to one-half of the sums previously paid by Mallinckrodt to MBI pursuant to SECTIONS 4.01 AND 4.02, subject to the right of Mallinckrodt to continue to distribute and sell ALBUNEX in the Territory pursuant to this Agreement, the provisions of ARTICLE 2 shall terminate and MBI may co-market and distribute ALBUNEX in the Territory under the MBI label and for its own account and may do so in the same manner (including, but not limited to, the use of distributors or sales representatives), on a country-by-country basis, as Mallinckrodt from time to time may market and distribute ALBUNEX in the Territory.

         (c) MBI acknowledges that Mallinckrodt has not failed to commit adequate resources to the marketing, sale or distribution of ALBUNEX, as described in SECTION 9.03(a).


                                   ARTICLE 10

            PAYMENTS TO KEY EMPLOYEES (FOR HISTORICAL PURPOSES ONLY)

         10.01    KEY EMPLOYEE PAYMENTS.

         (a) Subject to the terms and conditions of this SECTION 10.01, during the 2 year period commencing on the Launch Date of ALBUNEX by Mallinckrodt if the first commercial sale of ALBUNEX after the Launch Date actually occurs, Mallinckrodt shall, at times to be agreed to by the parties, pay to MBI an aggregate of $2,500,000 upon accomplishment of the milestones described in
SECTION 10.01(b). Mallinckrodt and MBI agree that a minimum payment shall be due by the due date of MBI's tax return for MBI's tax year in which the first commercial sale of ALBUNEX after the Launch Date actually occurs (including extensions thereof as are actually obtained by MBI) of an amount equal to that which is certified by MBI's independent public accountants to be the increase in MBI's actual federal and state income tax liability, if any, due on such date as a result of MBI's accrual into income of the full amount to be paid by Mallinckrodt under this SECTION 10.01 provided that no such minimum payment shall be due prior to the first actual commercial Salem ALBUNEX after the Launch Date. MBI shall advise Mallinckrodt of this amount no later than 30 days prior to the filing of MBI's return and shall afford Mallinckrodt a reasonable opportunity to verify the accuracy of such amount. The amounts paid by Mallinckrodt to MBI shall be distributed by MBI to such employees of MBI as shall be mutually agreed to by MBI and Mallinckrodt.

         (b) The portion of the $2,500,000 attributable to the accomplishment of the applicable milestone shall be determined as follows:



          AMOUNT                                                           MILESTONE

         $400,000                                    Commencement of initial Phase III of the first Human
                                                     Clinical Trials for ALBUNEX as described in APPENDIX 4
                                                     [SECTION 4.01(a)].

         $400,000                                    MBI's submission to the FDA either its initial PMA
                                                     application or its initial ADA application for ALBUNEX
                                                     [SECTION 4.01(b)].

         $400,000                                    FDA's acceptance of either MBI's initial PMA application or initial NDA application for ALBUNEX [SECTION 4.01(c)]

         $950,000                                    FDA's issuance of its initial approval letter for ALBUNEX
                                                     with the specifications at least equal to those set forth
                                                     in APPENDIX 4 [SECTION 4.01(c)].

         $350,000                                    Mallinckrodt's acceptance of MBI's first commercial
                                                     shipment of ALBUNEX under ARTICLE 2 [SECTION 4.01(c)].




The foregoing amounts relating to any particular milestone shall be due and payable so long as the stated milestone is achieved by MBI and the first commercial sale of ALBUNEX after the Launch Date actually occurs. If any particular milestone is not achieved, then Mallinckrodt shall have no obligation to pay the amount related to such milestone. In no event shall Mallinckrodt be obligated to make payments except with respect to the first instance in which a particular milestone is achieved and then only if the first commercial sale of ALBUNEX after the Launch Date actually occurs.

         (c) As each milestone is achieved by MBI, the amount related to such milestone will accrue and bear interest at the from time to time prime rate of interest of Citibank, N.A. commencing on the date the related payment under
SECTION 4.01 is due until the amount is paid. Notwithstanding anything in this
SECTION 10.01 to the contrary, Mallinckrodt shall have no obligation to make any payments under this SECTION 10.01, including interest, unless and until Mallinckrodt or its Affiliates makes its first commercial sale of ALBUNEX after the Launch Date.

         (d) Notwithstanding anything to the contrary in this SECTION 10.01, no MBI employee shall be a third party beneficiary to this SECTION 10.01 and shall not be entitled to bring suit to enforce this SECTION 10.01.

         10.02 PAYMENTS. MBI acknowledges that Mallinckrodt has previously made all of the payments that Mallinckrodt was required to make under SECTION 10.01.


                                   ARTICLE 11

                              COMMERCIAL VIABILITY

         11.01 DETERMINATION OF COMMERCIAL VIABILITY. If the commercial viability of ALBUNEX is seriously jeopardized such that the continued development of ALBUNEX will not result in a commercially viable product to Mallinckrodt, then Mallinckrodt shall initiate good faith discussions with MBI to terminate this Agreement effective with the date such discussions are initiated, provided however, that if such discussions do not result in resolution of the matter, they shall be subject to arbitration under ARTICLE 12 to determine if the commercial viability of ALBUNEX is seriously jeopardized such that the continued development of ALBUNEX will not result in a commercially viable product to Mallinckrodt. If such arbitrators determine that the commercial viability of ALBUNEX is so jeopardized, then Mallinckrodt shall have the immediate right to terminate this Agreement effective with the date such discussions were initiated. This SECTION 11.01 shall be effective until the FDA permits the marketing of ALBUNEX for (i) intravenous myocardial profusion indication and (ii) radiological indications.

                                   ARTICLE 12

                               DISPUTE RESOLUTION


         12.01 BINDING ARBITRATION. Except as otherwise provided in SECTION 12.02, any claim, dispute, question or controversy arising out of or relating to this Agreement or any amendment or modification hereto, or breach thereof (undisputed), shall be resolved by arbitration in accordance with the procedures specified in this Section, which shall be the sole and exclusive procedures for the resolution of any such disputes; PROVIDED, HOWEVER, that a party, without prejudice to the procedures specified herein, may institute litigation for the limited purposes of tolling any applicable statute of limitations or to seek a temporary restraining order, preliminary injunction or other provisional judicial relief, if in its sole judgement such action is necessary to avoid irreparable damage or to preserve the STATUS QUO. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section.

         The arbitration shall be conducted in accordance with the then current AAA rules for commercial disputes by three independent and impartial arbitrators from a list provided by AAA and selected as provided herein. The Expedited Rules of the AAA shall apply. Each party shall select an arbitrator and, then, the two selected arbitrators shall select a third arbitrator. The arbitration shall be binding and shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators maY be entered by any court having jurisdiction thereof. The place of arbitration shall be St. Louis County, Missouri. The arbitrators are empowered to award attorneys fees and expenses in the arbitration. The award of the arbitrators shall be in writing, and shall state the reasoning on which the award is based.

         Any arbitration shall be confidential. No arbitrator may testify or produce materials, or be compelled to testify or to produce materials, in any proceeding related to any dispute.





         All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in the Section are pending. The parties will take such action, if any, required to effectuate such tolling. This Section is an essential part of this Agreement, is legally binding upon the parties and may be enforced in any court having jurisdiction thereof.

         12.02 INJUNCTIONS. The parties recognize and agree that arbitration is inadequate to enforce (a) the confidential restrictions contained in
ARTICLE 5 and the provisions in ARTICLES 2 OR 6 regarding compliance with governmental health and safety laws and regulations a breach of which would pose an imminent danger to public health and safety, (b) the provisions requiring arbitration, or (c) the sale of ALBUNEX by Mallinckrodt in the continents of Europe, Asia, Africa or Australia other than as and when permitted by this Agreement (each singularly, an "EVENT"), a violation of any will cause irreparable harm and unascertainable damages. The parties agree that an aggrieved party shall be entitled as a matter of right to an injunction from a court of competent jurisdiction restraining any actual or threatened Event. The right to injunctive relief shall be in addition to, and not in lieu of, all other rights and remedies of the aggrieved party under this Agreement, by statute, at law, in equity or otherwise (such as the right to arbitrate Disputes, requiring an accounting and repayment of all profits, compensation, remuneration or other benefits realized in violation of this Agreement).

         12.03 COSTS AND MISSOURI COURTS. The fees and expenses of the arbitrators shall be shared equally by Mallinckrodt and MBI. Mallinckrodt and MBI consent to the jurisdiction of the United States District Court for the

Eastern District of Missouri, and if such District Court shall not have jurisdiction in the matter for any reason, to the jurisdiction of the Circuit Court of the State of Missouri for the 21st Judicial Circuit, for all purposes in connection with this Agreement, including entry of judgment relating to any award of the arbitrators. The arbitration and any award rendered pursuant thereto shall be governed by, construed and enforced in accordance with the laws of the State of Missouri.

         12.04 REMEDIES CUMULATIVE. All rights and remedies granted in this Agreement or available under applicable law shall be deemed concurrent and cumulative, and not alternative or exclusive remedies, to the full extent permitted by law and this Agreement. Any party may proceed with any number of remedies at the same time or in any order. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy.


                                   ARTICLE 13

                                 INDEMNIFICATION


         13.01 INDEMNIFICATION BY MBI. MBI shall indemnify and hold harmless Mallinckrodt against any and all Losses based on or resulting from (i) any breach of the representations and warranties of MBI contained herein; (ii) any breach of any warranty by MBI (express or implied) relating to ALBUNEX; (iii) any or all claims arising from the use of ALBUNEX provided by MBI to Mallinckrodt pursuant to ARTICLE 2, including, but not limited to, any claim for death or personal injury or damage or loss of property which shall have been caused or alleged to have been caused by any negligence on the part of MBI or its agents, any defect in design, materials or workmanship used in ALBUNEX or any claim under a theory of strict liability; (iv) any inaccuracies contained in the Product Literature based on information provided by MBI or any other information supplied by MBI with ALBUNEX; (v) any governmental recall of ALBUNEX due to or arising out of an act or omission of MBI, or, (vi) in the event that ALBUNEX (other than ALBUNEX manufactured by a party other than MBI or an Affiliate of MBI) is found not to comply with any governmental regulations, for any costs or expenses incurred by Mallinckrodt to bring ALBUNEX into compliance with such regulations after consultation with MBI, including, but not limited, any costs and expenses of securing any required governmental permits.

         13.02 INDEMNIFICATION BY MALLINCKRODT. Mallinckrodt shall indemnify and hold harmless MBI against any and all Losses sustained by MBI resulting from, arising out of or connected with (i) any inaccuracy in, breach of or nonfulfillment of, any representation, warranty, covenant or agreement made by, or other obligation of, Mallinckrodt contained in this Agreement or (ii) any or all claims arising from the use of ALBUNEX manufactured by Mallinckrodt or acquired by Mallinckrodt from a third party (E.G., Hafslund Nycomed AS), including, but not limited to, any claim for death or personal injury or damage or loss of property which shall have been caused or alleged to have been caused (with respect to ALBUNEX so manufactured or acquired) by (A) any negligence on the part of Mallinckrodt, its agents or supplier or suppliers of ALBUNEX, (B) any defect in design, materials or workmanship used in such ALBUNEX or (C) any claim under a theory of strict liability. Notwithstanding the foregoing, if Mallinckrodt breaches one of the representations or warranties set forth in SECTION 6.02 concerning manufacturing pursuant to
SECTION 13.02(i), Mallinckrodt shall not be liable for lost profits.

         13.03 PROCEDURES. In the event any third party asserts any claim with respect to any matter as to which the indemnities in this Agreement relate, the party against whom the claim is asserted (the Indemnified Party) shall give prompt notice to the other party (the Indemnifying Party), and the Indemnifying Party shall have the right at its election to take over the defense or settlement of the third party claim at its own expense by giving prompt notice to the Indemnified Party. If the Indemnifying Party does not give such notice and does not proceed diligently so to defend the third party claim within 30 days after receipt of the notice of the third party claim, the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to those claims and shall reimburse the Indemnified Party for its Losses and expenses related to the defense or settlement of the third party claim. The parties shall cooperate in defending against any asserted third party claims. For purposes of this ARTICLE 13, the indemnification of the Indemnified Party shall also include the indemnification of the Indemnified Party's employees, agents, Affiliates, and third parties performing services for the Indemnified Party, and the reference to this Agreement includes any certificate, schedule, list, summary or other information provided or delivered to a party by the Indemnifying Party or its agents and Affiliates in connection with this Agreement.


                                   ARTICLE 14

                              TERM AND TERMINATION

         14.01 TERM. Unless sooner terminated pursuant to the provisions of this Agreement, the term of this Agreement shall continue until the last patent licensed in SECTION 7.01 expires.

         14.02 TERMINATION. This Agreement may be terminated:

         (a) At any time by mutual written consent of MBI and Mallinckrodt; or

         (b) By either party by notice to the other in the event such other party shall dissolve, cease active business operations or liquidate unless this Agreement shall have been assigned to a successor or transferee pursuant to SECTION 16.02, or in the event such other party shall have been determined to be insolvent by a court of competent jurisdiction, or insolvency or reorganization proceedings shall have been commenced by such other party, or such proceedings shall have been brought against such other party and remained undismissed for a period of 60 days or such other party shall have made a general assignment for the benefit of creditors, or a receiver of all or substantially all of such other party's assets shall have been appointed and not discharged within 60 days; or

         (c) By Mallinckrodt, if MBI shall fail to timely make any payment required by this Agreement and such payment shall not have been made within 30 days after receipt of written demand therefore from Mallinckrodt unless MBI is, in good faith, contesting or disputing its obligation to make any such payment or disputing the amount thereof; or

         (d) By MBI, if Mallinckrodt shall fail to timely make any payment required by this Agreement and such payment shall not have been made within 30 days after receipt of written demand therefore from MBI unless Mallinckrodt is, in good faith, contesting or disputing its obligation to make any such payment or disputing the amount thereof; or

         (e) By Mallinckrodt by notice to MBI in the event of a breach or default by MBI of any material obligation, covenant, agreement, condition, representation or warranty in this Agreement (other than (i) a breach or default covered by SECTION 14.02(c) or (ii) a breach or default of any of MBI's Manufacturing Obligations) if Mallinckrodt shall have given written notice to MBI of such breach or default and such breach or default shall not have been remedied within 60 days after receipt of such written notice and, if not remedied by MBI within the 60 day period, reasonable steps shall not have been undertaken to remedy such breach or default within such period and shall not have been diligently pursued thereafter; or

         (f) By MBI by notice to Mallinckrodt in the event of a breach or default by Mallinckrodt of any material obligation, covenant or agreement in this Agreement (other than (i) a breach or default covered by SECTION 14.02(d), or (ii) a breach or default under SECTION 2.14(b)) if MBI shall have given written notice to Mallinckrodt of such breach or default and such breach or default shall not have been remedied within 60 days after receipt of such written notice and, if not remedied by Mallinckrodt with the 60 day period, reasonable steps shall not have been undertaken to remedy such breach or default within such period and shall not have been diligently pursued thereafter.

         (g) Notwithstanding Mallinckrodt's continuing authority to manufacture under SECTION 14.03, if MBI has terminated this Agreement pursuant to SECTIONS 14.02(b), (d) OR (f) and if Mallinckrodt fails to make any undisputed royalty payment due to MBI under this Agreement when due (and does not cure its default within 30 days), the manufacturing license granted to Mallinckrodt under SECTION 14.03 shall automatically terminate.

         14.03 SURVIVAL OF MALLINCKRODT LICENSES AND RIGHT OF FIRST REFUSAL.

         (a) If this Agreement terminates by the expiration of its term under
SECTION 14.01, the licenses granted to Mallinckrodt by MBI under this Agreement shall survive and continue as .

         (b) If this Agreement terminates by the written consent of the parties pursuant to SECTION 14.02(a), the licenses granted to Mallinckrodt by MBI under this Agreement, Mallinckrodt's royalty obligations under SECTION 14.03(d)(3), Mallinckrodt's right of first refusal under SECTION 9.02, and the other provisions of this Agreement shall survive as MBI and Mallinckrodt may agree.

         (c) If this Agreement terminates following notice from Mallinckrodt pursuant to SECTIONS 14.02(b), (c) OR (e):

                  (1) the licenses granted to Mallinckrodt by MBI under this Agreement shall survive and continue as perpetual and irrevocable paid-up royalty free licenses but shall become nonexclusive on the earlier of (i) the fifth anniversary of the date that the FDA approves an intravenous myocardial perfusion indication of ALBUNEX for sale in the United States or (ii) the date this Agreement would otherwise terminate under the provisions of SECTION 14.01;

                  (2) Mallinckrodt's right of first refusal under SECTION 9.02 shall survive; and

                  (3) During Phases 1 and 2, Mallinckrodt may recover damages resulting from any breach or default of MBI's manufacturing obligations which occasions the termination of the Agreement. For purposes of this SECTION 14.03(c)(3), damages means actual damages and does not include incidental, consequential or punitive damages, but (notwithstanding this limitation) does include lost profits on sales of ALBUNEX for the period beginning with the occasion of the breach and ending with the time Mallinckrodt is lawfully permitted to operate an ALBUNEX manufacturing facility capable of producing the Albunex Product in question to meet Mallinckrodt's requirements, but in no event beyond five years after the date this Agreement is executed.

         (d) If this Agreement terminates following notice from MBI pursuant to SECTIONS 14.02(b), (d), (f) or (g):

                  (1) the licenses granted to Mallinckrodt by MBI under this Agreement shall survive and continue as perpetual and irrevocable licenses but shall become non-exclusive;

                  (2) Mallinckrodt's right of first refusal under SECTION 9.02 shall terminate; and

                  (3) Mallinckrodt may continue to manufacture MBI Licensed Products in any quantities. With respect to the exercise of such right, Mallinckrodt shall pay to MBI after the date of termination a royalty at the rate of 10% of the Net Sales of such products. Mallinckrodt's royalty obligation under this Section shall continue until the last patent licensed in SECTION 7.01 expires.

         14.04 EFFECT OF TERMINATION. Warranty, confidentiality and indemnification obligations of the parties shall survive termination.


                                   ARTICLE 15

                                  FORCE MAJEURE

         The obligations of each party to perform under this Agreement shall be subject to any delays caused by Force Majeure, if and only if the party affected shall have used reasonable efforts to avoid such Force Majeure and to remedy it promptly if it shall have occurred.

                                   ARTICLE 16

                                  MISCELLANEOUS

         16.01 RELATIONSHIP OF THE PARTIES. The relationship hereby established between Mallinckrodt and MBI is solely that of independent contractors and this Agreement shall not create an agency, partnership, joint venture or employer/employee relationship, and nothing hereunder shall be deemed to authorize party to act for, represent or bind the other or any of its Affiliates except as expressly provided in this Agreement.

         16.02 ASSIGNMENT. This Agreement shall be assignable by either party only with the written consent of the other party which shall not be unreasonably withheld, except that (a) either party may assign this Agreement, without such consent, to the purchaser or transferee of all its assets, or of all the assets of its business to which this Agreement relates subject to the limitations on transfer of MBI assets described in ARTICLE 9, (b) Mallinckrodt may assign this Agreement to an Affiliate with a net worth of not less than $10,000,000 without the consent of MBI, (c) if permitted by the substantive laws of the State of Missouri, Mallinckrodt may assign a limited interest in this Agreement, or a part of this Agreement, as it relates to one or more countries in any territory, to an Affiliate organized under the laws of the country or one of the countries in question, and (d) MBI may assign this Agreement to a subsidiary all of whose stock is owned by MBI. No assignment pursuant to clauses (b), (c) or (d) shall relieve the assignor from any liability under this Agreement, and the assignor shall guarantee the assignee's full and prompt performance of all of its obligations. MBI shall not subcontract or delegate performance of all or any part of the work called for under this Agreement without the express prior written consent of Mallinckrodt which consent shall not be unreasonably withheld except that it may subcontract its manufacturing obligations under ARTICLE 2 to Mallinckrodt.

         16.03 NOTICE. All notices, communications, demands and payments required or permitted to be given or made hereunder or pursuant hereto shall be in writing and sent by receipt by certified or registered mail, postage prepaid, overnight messenger service, telecopier or personal delivery as follows:

         If to Mallinckrodt:

                  Mallinckrodt Inc.
                  675 McDonnell Blvd.
                  St. Louis, Missouri 63134
                  Attention: President - Mallinckrodt Imaging Group
                  Telecopier: (314) 654-3107

         with a copy to:

                  Mallinckrodt Inc.
                  675 McDonnell Blvd.
                  St. Louis, Missouri 63134
                  Attention: Vice President and General Counsel
                  Telecopier: (314) 654-5366

         If to MBI:

                  Molecular Biosystems, Inc.
                  10030 Barnes Canyon Road
                  San Diego, California 92121
                  Attention: Chief Operating Officer
                  Telecopier: (619) 452-6187
         with a copy to:

                  Craig P. Colmar, Esq.
                  Johnson and Colmar
                  Suite 1000
                  300 South Wacker Drive
                  Chicago, Illinois 60606
                  Telecopier: (312) 922-9283

All notices sent by certified or registered mail shall be considered to have been given two business days after being deposited in the mail. All notices sent by overnight messenger service, telecopier or personal delivery shall be considered to have been given when actually received by the intended recipient. Either party may change the address designated by notifying the other party in writing.

         16.04 GOVERNING LAW. This Agreement is deemed to have been entered into in the State of Missouri, and its interpretation, construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the substantive laws of the State of Missouri.

         16.05 VALIDITY OF AGREEMENT. If any provision of this Agreement is, becomes, or is deemed invalid or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable law so as to be valid, legal and enforceable in such jurisdiction so deeming. The validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction. If such provision cannot be so amended without materially altering the intention of the parties, it shall be stricken in the jurisdiction so deeming, and the remainder of this Agreement shall remain in full force and effect.

         16.06 WAIVER. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall an single or partial exercise of any such right, power or remedy by a party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

         16.07 ENTIRE AGREEMENT. This Agreement together with (i) the Investment Agreement dated as of December 7, 1988 between MBI and Mallinckrodt Medical, Inc. and (ii) the 1995 Investment Agreement set forth and constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, promises, understandings, promises and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto. Mallinckrodt shall not be bound by and expressly objects to any provisions additional to or at variance with the terms hereof that may appear in MBI's quotation, acknowledgement, confirmation, invoice or in any other prior or later communication from MBI to Mallinckrodt unless such provision is expressly agreed to in writing by Mallinckrodt referring to this SECTION 16.07 signed by the Chief Executive Officer or a Vice President of Mallinckrodt. MBI shall not be bound by and expressly objects to any provisions additional to or at variance with the terms hereof that may appear in Mallinckrodt's quotation, acknowledgement, confirmation, invoice or in any other prior or later communication from Mallinckrodt to MBI unless such provision is expressly agreed to in writing by MBI referring to this SECTION 16.07 signed by the President of MBI.

         16.08 HEADINGS AND REFERENCES; INCORPORATION OF EXHIBITS. In general, the headings contained in this Agreement are inserted for convenience of reference only and shall not be a part, control or affect the meaning hereof, with the exception of the heading "For Historical Purposes Only", which shall mean that the applicable Section is not an effective part of the Agreement, but rather, that the Section is included only for its value as an historical reference. All references herein to Articles and Sections are to the Articles and Sections of this Agreement. All references herein to Appendices are to the Appendices hereto, each of which shall be incorporated into and deemed a part of this Agreement.

         16.09 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

         16.10 SETOFF. If within 30 days after receipt of written demand any amount required to be paid hereunder is not paid and unless the payer is, in good faith, contesting or disputing its obligation to make any such payment or disputing the amount thereof, the payee may set-off any and all amounts owed by the payee to the payor against any and all amounts owed by the payer to the payee.

         16.11 PAYMENT FOR EQUIPMENT, SUPPLIES, AND INVENTORY. Mallinckrodt shall purchase from MBI at fair market value all manufacturing equipment and supplies that it deems necessary, desirable or useful in establishing Mallinckrodt's Manufacturing Operations. Mallinckrodt will purchase from MBI at cost all inventories that are useful to Mallinckrodt in manufacturing and marketing OPTISON, so long as Mallinckrodt was involved in the decision to purchase such inventories.

         16.12 HSR FILINGS. MBI and Mallinckrodt shall each comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HART-SCOTT-RODINO ACT"), by filing a pre-merger notification with the U.S. Department of Justice and the U.S. Federal Trade Commission as promptly as practicable after signing this Agreement, and shall respond promptly to any inquires from the Department of Justice or the Federal Trade Commission as a result of these filings. [FOR HISTORICAL PURPOSES ONLY]

         16.13 EFFECTIVE DATE. To the extent that this Agreement is a restatement of :

         (a) the Original Distribution Agreement, this Agreement shall be deemed to have been effective since December 7, 1988;

         (b) ARDA, this Agreement shall be deemed to have been effective since:

                  (1) December 7, 1988, if such provision was restated by ARDA,
                  (2) September 7, 1995, for SECTION 16.12, or
                  (3) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Act, if such provision was changed by ARDA;

         (c) the Nycomed Territory Amendment and the Supplemental Letter, this Agreement shall be deemed to have been effective since November 6, 1996.

         To the extent that this Agreement is an amendment of ARDA, as amended by the Nycomed Territory Amendment and the Supplemental Letter, all changes shall be effective as of the date that this Agreement is signed.

         16.14 RESEARCH QUANTITIES. MBI has received requests from researchers and clinicians for samples of the First Generation Product. MBI may (but shall not be required to) fill these requests if doing so is legally permissible as long as the quantities provided are minimal and intended only for non-clinical basic research. MBI shall keep Mallinckrodt promptly and fully informed of MBI's activities in this regard.

         16.15 As of the Effective Date, the Agreement between MBI and Mallinckrodt will be

         16.16 EFFECT OF ARBITRATION ON TERMINATION. This Agreement shall not be deemed terminated by a party pursuant to SECTIONS 14.02(b), (c), (d), (e),
(f) OR (g) if the other party is disputing the propriety of termination (including but not limited to whether a cure has been effected or reasonable steps have been taken to cure and have been diligently pursued, where applicable) and such party has timely filed or served the appropriate instrument to invoke an arbitration proceeding under SECTION 12.01 of this Agreement. Such filing or service shall be deemed timely if it takes place (i) in the case of a SECTION 14.02(b) termination, within 30 days of the notice described in the first clause of that Section, or (ii) in the case of a
SECTION 14.02(c), (d), (e) OR (f) termination, prior to the expiration of the applicable remedial period. In the case of a SECTION 14.02(b) termination in which the arbitrators rule in favor of the party seeking termination, if the termination is based on dissolution, ceasing business operations, or liquidation, the agreement shall be deemed terminated; if the termination is based on any other termination event described in that Section, the unsuccessful party shall have 60 days to dismiss the proceeding or discharge the assignee, as the case may be. In the case of a SECTION 14.02(c), (d), (e), OR (f) termination, the unsuccessful party shall have the full applicable remedial period from the date of the arbitrators' decision to effect a cure, provided that any additional arbitration over whether the cure is effective in such case shall stay termination for no more than 30 days unless the arbitrators rule otherwise before that period of time expires. In the case of a SECTION 14.02(c) OR (d) termination, following the arbitrators' decision the unsuccessful party may not further forestall termination by claiming a good faith dispute.

         16.17 MALLINCKRODT'S RIGHT TO LEASE OR OPERATE MBI'S FACILITIES. Upon the Effective Date of this Agreement, Mallinckrodt shall have the immediate and non-cancelable right to lease any MBI facilities it deems necessary during Phases 1 and 2 upon commercially reasonable terms to be agreed upon by the parties. Mallinckrodt shall have the right to ensure that the MBI's manufacturing facility is staffed and operated in the most cost-effective manner for producing OPTISON for Mallinckrodt.

         16.18 SEVERABILITY. If any Section (or part thereof) of this Agreement is found by a court of competent jurisdiction to be contrary to, prohibited by or invalid under any applicable law, such court may modify such Section (or part thereof) so, as modified, such Section (or part thereof) will be enforceable and will to the maximum extent possible comply with the apparent intent of the parties in drafting such Section (or part thereof). If no such modification is possible, such Section (or part thereof) shall be deemed omitted, without invalidating the remaining provisions hereof. No such modification or omission of a Section (or part thereof) shall in any way affect or impair such Section (or part thereof) in any other jurisdiction.

         16.19 UNDERTAKING REGARDING SCHEDULES AND APPENDICES. MBI agrees to provide correct copies of Schedule 6.02(h) and all Appendices to this Agreement to Mallinckrodt on or prior to October 7, 1999. If such documents are not delivered to Mallinckrodt by such date, Mallinckrodt may withhold any money due MBI until such documents have been provided.

                              [signature page next]

IN WITNESS WHEREOF, the parties hereunto have executed this Agreement as to be effective as described in the foregoing paragraph.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                   MOLECULAR BIOSYSTEMS, INC.


                                   By:
                                      -----------------------------------------

                                   Name:   Bobba Venkatadri
                                         ----------------------------------

                                   Title:  President & CEO
                                         ----------------------------------

                                   Date:   September 30, 1999
                                         ----------------------------------


                                   MALLINCKRODT INC.


                                   By:
                                      -----------------------------------------

                                   Name:   Parker B. Condie, Jr.
                                         --------------------------------------

                                   Title:  Business Director, Ultrasound
                                         --------------------------------------

                                   Date:   September 30, 1999
                                         --------------------------------------


                                   MALLINCKRODT INC.


                                   By:
                                      -----------------------------------------

                                   Name:   Bradley J. Fercho
                                         --------------------------------------

                                   Title:  President Imaging Group
                                         --------------------------------------

                                   Date:   September 30, 1999
                                         --------------------------------------